Exhibit 2.1

Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

PACK PHARMACEUTICALS, LLC,
(“Company”)

THE ASCHENBRAND AND O’BRIEN FAMILY TRUST, DATED MARCH 2001,
DUSHYANT CHIPALKATTY,
CHRIS DUNGAN,
(“Sellers”)

RISING PHARMACEUTICALS, INC.,
(“Purchaser”)

ACETO CORPORATION,
(“Parent”)

AND

CHRIS DUNGAN, AS SELLERS’ REPRESENTATIVE
(“Agent”)

Dated as of March 26, 2014

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(continued)

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(continued)

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(continued)

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(continued)

		Page

13.12	Headings	75
13.13	Expenses	75
13.14	Electronic Delivery; Counterparts	75
13.15	Provisions Respecting Legal Representation	75
13.16	Debt Financing Sources	76

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EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	–	Schedule of Sellers
Exhibit B	–	Working Capital Methodology
Exhibit C	–	Form of Escrow Agreement
Exhibit D	–	Form of Estimated Closing Statement; Form of Closing Statement
Exhibit E	–	Form of Assignment of Limited Liability Company Interests
Exhibit F	–	Form of Restrictive Covenant Agreement
Exhibit G	–	Form of Employment Agreement
Exhibit H	–	Form of Consulting Agreement
Exhibit I	–	Form of Lock-Up Agreement
Exhibit J	–	Form of Release
Exhibit K	–	Form of Spousal Consent
Exhibit L	–	Broker of Record Letters

SCHEDULES
Schedule 1.01
Schedule 1.02
Schedule 2.06(a)(i)
Schedule 2.06(a)(ii)
Schedule 4.01
Schedule 4.07
Schedule 4.08
Schedule 4.09(a)
Schedule 4.09(c)
Schedule 4.09(d)
Schedule 4.10
Schedule 4.11(a)
Schedule 4.11(b)
Schedule 4.12(b)
Schedule 4.13
Schedule 4.15
Schedule 4.16
Schedule 4.17
Schedule 4.18
Schedule 4.19(a)
Schedule 4.19(b)
Schedule 4.19(c)
Schedule 4.19(g)
Schedule 4.19(h)
Schedule 4.20(a)
Schedule 4.20(c)
Schedule 4.21(a)
Schedule 4.21(e)
Schedule 4.22
Schedule 4.23(a)
Schedule 4.24(a)
Schedule 4.24(b)(i)
Schedule 4.24(b)(ii)
Schedule 4.25
Schedule 4.26
Schedule 4.27
Schedule 5.10
Schedule 6.01
Schedule 7.04(b)(i)
Schedule 7.04(b)(ii)
Schedule 8.02(d)
Schedule 10.09

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of March 26, 2014, by and among PACK Pharmaceuticals, LLC, an Arizona limited liability company (the “Company”), the Aschenbrand and O’Brien Family Trust, dated March 2001, Bryan Aschenbrand – Trustee, Dushyant Chipalkatty, Chris Dungan (each a “Seller” and collectively, the “Sellers”), Aceto Corporation, a New York corporation ( “Parent”), Rising Pharmaceuticals, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and Chris Dungan, solely in his capacity as the representative of the Sellers (“Agent”). The Company, the Sellers, Parent, Purchaser and Agent may be referred to herein as, individually, a “Party” and, collectively, the “Parties.”

WHEREAS, the Sellers are the sole members of the Company and own all of the outstanding equity interests of the Company, which are identified on the Schedule of Sellers attached as Exhibit A hereto (collectively, the “Purchased Units” and such exhibit the “Schedule of Sellers”), which Purchased Units constitute 100% of the issued and outstanding membership interests of the Company.

WHEREAS, the Sellers desire to sell the Purchased Units to Purchaser, and Purchaser desires to purchase the Purchased Units from the Sellers, all on the terms and subject to the conditions set forth in this Agreement (the “Transaction”).

WHEREAS, the Parties desire to set forth certain other representations, warranties and covenants among them.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adjusted Gross Profit” means: (i) Net Sales; minus (ii) Product Cost; minus (iii) Partner Profit Split.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means: (i) the Assignment of Interests; (ii) the Seller Non-Competition Agreements; (iii) the Employment Agreements; (iv) the Consulting Agreement; (v) the Lock-Up Agreements; (vi) the Escrow Agreement; (vii) the Spousal Consents; and (viii) the Releases.

“Business” means the development and distribution of generic and branded generic pharmaceutical products.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

“Cash” and “Cash Equivalents” means: (i) with respect to Cash, all cash on hand or in the Company’s bank accounts, less any outstanding checks; and (ii) with respect to Cash Equivalents, any and all highly liquid investments with an original maturity of three months or less.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et. seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contract” means any Contract to which the Company is a party or by which the Company is bound or to which any assets or properties of the Company are subject.

“Company Employee” means the employees of the Company as of immediately prior to the Closing.

“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company by any third party.

“Company Material Adverse Effect” means any fact, change, event, circumstance or occurrence affecting the Company or the Business that, individually or in the aggregate (taking into account all other such facts, changes, events, circumstances or occurrences), has had, or would be reasonably likely to have, a materially adverse effect (whether or not durationally significant) upon the assets, business, operations, condition (financial or otherwise) or prospects of the Company or the Business, taken as a whole.  Company Material Adverse Effect will not include: (i) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of changes, events or developments in or affecting the industry in which the Company operates that does not have a disproportionate effect on the Company or the Business as a whole, including, without limitation, material changes in procurement and distribution policies and methods by Material Customers; (ii) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not have a disproportionate effect on the Company or the Business, taken as a whole; (iii) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of changes, events or developments in financial or securities markets, general business conditions or the economy in general which does not have a disproportionate effect on the Company or the Business taken as a whole; (iv) changes in GAAP, but only to the extent that such changes do not have a disproportionate effect on the Company or the Business taken as a whole; (v) changes in applicable Law which do not have a disproportionate effect on the Company or the Business taken as a whole; (vi) any failure by the Company to meet internal financial projections (it being understood that an underlying cause of such failure may itself be a Company Material Adverse Effect); or (vii) the taking of any action expressly contemplated by or permitted under this Agreement.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

“Competition Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and any other Law, including, without limitation, merger control laws designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

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“Contract” means any contract, agreement, indenture, evidence of Indebtedness, note, bond, loan, instrument, lease, sublease, mortgage, license, sublicense, franchise, obligation, commitment or other arrangement, agreement or understanding, whether express or implied and whether written, oral or otherwise.

“Copyrights” means copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors.

“Debt Financing Sources” means any Person that provides, or has or in the future enters into any Contract with Purchaser or any of its Affiliates to provide, debt financing to the Company.

“Employee Benefit Plans” means: (i) ”employee benefit plans,” as such term is defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated; (ii) personnel policies; and (iii) fringe or other benefit or compensation plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded and whether or not terminated, including stock bonus or other equity compensation, deferred compensation, pension, severance, retention, change of control, bonus, vacation, travel, incentive and health, disability and welfare plans, policies, programs or arrangements.

“Employee Phantom Stock Agreements” mean the Agreements, dated February 3, 2012, by and between the Company and each of Anand Rai, John Johnsen, Kelly Cicero, Kevin Walker, Michael White, Rita Clay, Ruben Valdez, Scott Goerner and Tom Tovello, and any amendments thereto, as well as any similar agreements with other employees.

“Encumbrance” means any Security Interest, pledge, mortgage, Lien, charge, adverse claim, preferential arrangement or restriction of any kind.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by,  arising under, or in connection with, applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air) and any other environmental medium or natural resource.

“Environmental Law” means any applicable Law relating to protecting the human health and safety as affected by Hazardous Materials, the Environment or natural resources, including those: (i) requiring notification to appropriate authorities, employees and the public of intended or actual releases of Hazardous Materials, violations of discharge limits or other activities, such as resource extraction or construction that could have a significant impact on the Environment; (ii) requiring prevention or mitigation of a release of Hazardous Materials into the Environment (meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment), or the exposure of employees or the public to Hazardous Materials; (iii) requiring reducing the quantities, preventing the release or mitigating the hazardous characteristics of waste generated, handled, treated, stored, disposed or transported; (iv) requiring managing the risks related to transportation of Hazardous Materials; (v) requiring cleaning up Hazardous Materials that have been released, preventing the threat of release or paying the costs of such cleanup or prevention; or (vi) requiring efforts to make responsible parties pay for liability, if any, for remedial action, damages for personal or bodily injury, property damage or damage to the Environment or natural resources.

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“Environmental Liabilities” means any Liability under any Environmental Law.

“Environmental Permits” means all Permits required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any organization or entity that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute or statutes thereto, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“General Escrow Account” means the bank account (or sub-account) established and administered by the Escrow Agent for purposes of holding in deposit the General Escrow Amount.

 “Governmental Authority” means any United States federal, state or local or any foreign national, multi-national, supra-national, regional, municipal or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body (including, without limitation, any non-public arbitrator) or national securities exchange.

“Hazardous Materials” means any substance, material or waste (regardless of physical form or concentration) that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any United States federal, state, local or non-U.S. income Tax, including any penalty, interest or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness” means, with respect to the Company and without duplication: (i) all indebtedness for borrowed money (including the current portion thereof), together with all prepayment premiums, penalties and accrued interest thereon and other costs, fees and expenses payable in connection therewith; (ii) all Liabilities under any reimbursement obligation relating to a note purchase facility; (iii) all Liabilities evidenced by a bond, debenture or similar instrument (including a purchase money obligation); (iv) all Liabilities for accrued but unpaid distributions or other monetary obligations in respect of its limited liability company interests; (v) all indebtedness under derivatives, swap or exchange agreements, together with all prepayment premiums, penalties and accrued interest thereon, and in each such case all breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vii) all indebtedness of any Person (whether or not the Company) secured by any Security Interest on any property or assets of the Company (even if the Company has not assumed or become liable for the payment of such indebtedness); (viii) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which the Company is liable as lessee; (ix) all Liabilities under securitization or receivables factoring arrangements or transactions; and (x) all Liabilities of any third party of the types described above that are guaranteed, directly or indirectly, by the Company.  For purposes of clarity, Indebtedness shall not include any Liabilities under any outstanding letters of credit or bankers’ acceptances.

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“Intellectual Property” means any and all of the following: (i) Patents; (ii) Trade Secrets; (iii) Copyrights; (iv) Trademarks; (v) Confidential Information; (vi) Internet domain name registrations and application therefor; and (vii) any other intangible generally regarded as intellectual property.

“Intellectual Property Registrations” means: (i) issued Patents and applications for Patents; (ii) Copyright registrations and publications to register Copyrights to the extent eligible for registration; (iii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, and other registrations or applications related to Trademarks; and (iv) any other application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority at any time, which document (when so filed or recorded) creates or conveys legally enforceable rights with respect to any Intellectual Property anywhere in the world.

“Inventory” means all inventories, including inventories of Products, work-in-process, finished goods, raw materials, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples, obsolete, excess, slow-moving, damaged, defective and nonsalable inventory.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means actual knowledge of a Person, after reasonable investigation.

“Knowledge of the Company” or “Company Knowledge” means the actual knowledge, after reasonable investigation, of Bryan Aschenbrand, Dushyant Chipalkatty, Chris Dungan or John Johnsen.  For this purpose, “reasonable investigation” means a review of files and other information in the possession of the Company.

“Law” means any law, rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable provision of any kind (including common law and the rules of any national securities exchange) of any Governmental Authority, and the Permits, licenses, Orders and other legally enforceable requirements of any Governmental Authority promulgated thereunder.

“LIBOR Rate” means the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, as published on the applicable Reuters screen page (or such other commercially available source) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest rate period.

“Liability” means any liability or obligation, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, whether due or to become due, and whether in contract, tort, strict liability or otherwise and including all costs and expenses related thereto, including all fees, disbursements and expenses of legal counsel experts, engineers and consultants and costs of investigation, defending or prosecuting any and all Proceedings and complying with any Orders thereto.

5

“Lien” means any Security Interest, lien, bailment, covenant, mortgage, charge, claim, condition, pledge, hypothecation, deed of trust, conditional sales, title retention agreement, equitable interest, escrow, right of first refusal, sublease, right of way, easement, encroachment, servitude, option, right of first option, right of first refusal, license or encumbrance or similar restriction or other claims or rights of third parties of any nature, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, and in the case of securities any put, call, or similar right of a third party with respect to such asset.

“Loss” means any actual damage, payment, cost, expense, penalty, fine, Tax or loss, including the cost and expense of defending and prosecuting any and all Proceedings and complying with any and all Orders relating thereto, expenses of preparation and investigation thereof and reasonable attorneys’, experts’, consultants’ and accountants’ fees in connection therewith; provided, however, Loss shall not include punitive damages, exemplary damages, special damages, indirect damages, consequential damages (including, without limitation, damages for lost profits), lost business opportunity or damage to business reputation, except to the extent that  (i) the injuries or losses resulting in or giving rise to such Losses are incurred or suffered by a third party that is not an Indemnified Party or an Affiliate of any Indemnified Party and (ii) such damages are required to be paid by an Indemnified Party to a third party.

“Material Contracts” means any Company Contract of the type described in Section 4.11(a) of this Agreement.

“Net Sales” means, as determined in accordance with GAAP: (i) the net royalties or commissions earned by the Company derived from the sale of Products that are commercialized for the first time after the date of this Agreement, but only to the extent that such net royalties or commissions arise under a royalty or sales Contract that does not exist as of the date of this Agreement or under an extension thereof, plus (ii) the amount sold or invoiced by Parent or its Affiliates to any third party (whether an end-user, a distributor or otherwise) for an Earn-Out Product sale, minus (iii) the following customary deductions with respect to such Earn-Out Product during the Earn-Out Period (without duplication) from such amount: (A) customary trade, Cash and quantity discounts, allowances and credits; (B) credits or allowances actually granted for damaged goods or returns; (C) all charge-back payments, discounts and rebates mandated or otherwise granted to managed health care organizations or to federal, state and local governments, their agencies and purchasers and reimbursers or to trade customers, including, but not limited to, wholesalers, chain, and pharmacy buying groups; and (D) commissions paid to third parties and sales agents.

“Order” means: (i) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction (whether temporary or permanent) or other determination of any foreign, federal, state, local or other court, regulatory agency, department or commission or other Governmental Authority of any kind having competent jurisdiction to render such; (ii) any settlement agreement entered into in connection with the settlement, dismissal or other resolution of any Proceeding; and (iii) any arbitration award entered by an arbitrator having competent jurisdiction to render such.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with its past custom and practice (including with respect to quantity and frequency), but excluding any action or omission that constitutes (or, with the passage of time, the giving of notice by any Person or the happening of any other event, would constitute) a breach of any Contract or warranty, a tort, an infringement of any right of any other Person, or a violation of Law.

“Partner Profit Split” means the amount payable to contracted partners for particular Earn-Out Products, calculated in accordance with the Contracts specified on Schedule 1.01.

6

“Patent” means patents, patent applications, utility models, certificates of invention, patents of addition or substitution, and other governmental grants for the protection of inventions anywhere in the world, including any reissue, renewal, re-examination, or extension thereof, and applications for any of the foregoing, including any international, regional, national, provisional, divisional, continuation, continuation in party, continued prosecution, and petty patent applications.

“Payroll Taxes” means the employer’s share of all employment Taxes, payroll Taxes and similar amounts incurred on or before the Closing Date by the Company, including, without limitation, any such Taxes incurred or properly accrued with respect to compensatory payments paid or properly accrued on or before the Closing Date in connection with the transactions contemplated hereby.

“Permit” means any permit, license, review, certification, approval, registration, exemption, consent, clearance, franchise, accreditation or other authorization issued pursuant to any Law.

“Permitted Liens” means: (i) Taxes, assessments and other governmental levies, fees or charges (including those imposed with respect to the Real Property) which are not yet delinquent or that are being contested in good faith, in either case for which adequate accruals or reserves have been established; (ii) mechanics liens and similar Liens for labor, materials or supplies provided with respect to the Real Property incurred in the Ordinary Course of Business for amounts which are not due and payable, which Liens are identified on Schedule 1.02; and (iii) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Company’s business thereon.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Proceeding” means any charge, complaint, action, suit, litigation, proceeding, hearing, investigation, assessment, claim or demand, or any notice of any of the foregoing, of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator.

“Product Cost” means the purchase or transfer price for a particular Earn-Out Product plus, if not already included in such purchase or transfer price, in-bound freight, customs, duties and freight insurance, calculated in accordance with GAAP.

“Products” means the pharmaceutical products manufactured, procured, distributed, or otherwise furthered in commerce by the Company.

“Pro Rata Share” means a percentage equal to the number of Purchased Units sold by a Seller divided by the total number of Purchased Units sold by all Sellers pursuant to this Agreement, each as set forth on the Schedule of Sellers.

“Purchase Price” means the sum of: (i) the Initial Cash Consideration; plus or minus (ii)  any Closing Working Capital Payment; plus (iii) the Stock Consideration pursuant to Section 2.02(b); plus (iv) the dollar amount of any Working Capital Overage paid pursuant to Section 2.04(d)(ii); minus (v) the dollar amount of any Working Capital Shortage paid pursuant to Section 2.04(d)(i); plus (vi)  the amount of any Final Earn-Out Payment paid pursuant to Section 2.06(d).

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“Purchaser Fundamental Representation” means the representations and warranties contained in Section 5.01 (Organization and Power) and Section 5.11 (Brokers’ Fees).

“Purchaser Material Adverse Effect” means any fact, change, event, circumstance or occurrence affecting Parent or its Affiliates that, individually or in the aggregate (taking into account all other such facts, changes, events, circumstances or occurrences), has prevented, materially delayed or materially impeded, or would be reasonably likely to prevent, materially delay or materially impede (in each case whether or not durationally significant), the performance by Parent or Purchaser of their respective obligations under this Agreement or the consummation of the Transaction.  Purchaser Material Adverse Effect will not include: (i) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of changes, events or developments in or affecting the industry in which Parent or its Affiliates operate that does not have a disproportionate effect on Parent and its Affiliates as a whole; (ii) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not have a disproportionate effect on Parent and its Affiliates taken as a whole; (iii) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of changes, events or developments in financial or securities markets, general business conditions or the economy in general which does not have a disproportionate effect on Parent and its Affiliates taken as a whole; (iv) changes in GAAP, but only to the extent that such changes do not have a disproportionate effect on Parent and its Affiliates taken as a whole; (v) changes in applicable Law which do not have a disproportionate effect on Parent and its Affiliates taken as a whole; or (vii) the taking of any action contemplated by this Agreement.

“Real Property” means any real property owned, used, operated, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Related Party” means: (i) the Sellers; (ii) any Affiliate of a Seller (other than the Company); (iii) any officer or employee of the Company, of the Sellers or of any Affiliate of the Sellers; (iv) any family member of any of the foregoing who is a natural person; or (v) trusts for family members of any of the foregoing.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute or statutes thereto, and the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, pledge, conditional sales contract, security agreement, security interest, Encumbrance, charge, or other Lien.

“Straddle Period” means any Taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any Person controlled by such Person.  For purposes of this definition, “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

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“Tax” or “Taxes” means: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes or other tax of any kind whatsoever, whether disputed or not, together with all interest, penalties and additions imposed with respect thereto; (ii) any liability for the payment of any item described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; or (iii) any successor liability for the payment of any item described in clause (i) or (ii) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.  For purposes of clarity, Taxes shall not include: (i) any amount due or payable to a Governmental Authority resulting from the sale of Products to or on behalf of such Governmental Authority (other than any taxes due thereon); or (ii) any withholding tax due or payable with respect to a foreign Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means trademarks, service marks, trade names, brands, product and service names, logos and other words or symbols used to identify the source of a product or service, and registrations and applications for registration of any thereof, and all goodwill associated therewith throughout the world.

“Trade Secrets” means proprietary information which affords an enterprise an actual or potential economic advantage over others, including information relating to products, properties, services, processes, designs, formulas, developmental or experimental work, improvements, discoveries, inventions, invention disclosures, statutory invention registrations, trade secrets, know-how, manufacturing and product processes and techniques, research and development information, and technical data, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice.

“Transaction Expenses” means the aggregate amount of: (i) all fees and expenses incurred by the Company on or prior to the Closing Date, regardless of when payable, including the fees and expenses of any accountant, auditor, broker, other financial advisor, consultant or legal counsel retained by or on behalf of the Company arising from or in connection with this Agreement or the Transaction; and (ii) all amounts payable to those employees of the Company specified on the Payout Spreadsheet  (including any liabilities to employees incurred under the Employee Phantom Stock Agreements or any other agreements providing benefits to employees or consultants as a result of the consummation of the Transaction); provided, however, Transaction Expenses does not include any Transfer Taxes for which Purchaser is responsible under Section 10.07.

“Treasury Regulations” means the Income Tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time.  Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulation.

“Working Capital” means current assets of the Company minus current liabilities of the Company, each as of the close of business on the Closing Date, prepared using the methodology set forth on Exhibit B and, to the extent not inconsistent with such methodology, in accordance with GAAP.  Exhibit B also: (i) identifies any accounting methodologies or principles to be utilized in calculating Working Capital that are not GAAP-compliant; and (ii) includes an illustrative calculation of the Company’s Working Capital as of February 28, 2014, together with specific calculations and methodologies for computing certain line items.  Notwithstanding the foregoing, Working Capital shall exclude: (A) all Cash and Cash equivalents; (B) Indebtedness included in the computation of the Closing Payment pursuant to Section 2.02(a); and (C) Transaction Expenses included in the computation of the Closing Payment pursuant to Section 2.02(a).

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“Working Capital Escrow Amount” means four hundred thousand dollars ($400,000).

“Working Capital Escrow Account” means the bank account (or sub-account) established and administered by the Escrow Agent for the purpose of holding in deposit the Working Capital Escrow Amount.

“Working Capital Bottom Collar” means four million five hundred thousand dollars ($4,500,000).

“Working Capital Top Collar” means five million two hundred thousand dollars ($5,200,000).

1.02         Other Capitalized Terms. All capitalized terms not otherwise defined in Section 1.01 shall have the meaning given such terms elsewhere in this Agreement.

Term:	Defined in:

“401(k) Plan”	Section 4.30

“Accounting Firm”	Section 2.04(c)(ii)

“Acquired Intellectual Property”	Section 4.19(d)

“Acquisition Proposal”	Section 6.06(a)

“Agent”	Introduction

“Agreement”	Introduction

“Articles of Organization”	Section 4.03

“Assignment of Interests”	Section 2.05(c)(v)

“Audited Balance Sheet”	Section 4.09(a)

“Audited Financial Statements	Section 4.09(a)

“Basket”	Section 11.06(a)

“Books and Records”	Section 4.14

“Claim Notice”	Section 11.05(a)

“Claim Objection Notice”	Section 11.05(b)

“Claimed Amount”	Section 11.05(a)

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Term:	Defined in:

“Closing”	Section 2.05(b)

“Closing Balance Sheet”	Section 2.04(c)(i)

“Closing Date”	Section 2.05(b)

“Closing Payment”	Section 2.02(a)

“Closing Statement”	Section 2.04(c)(i)

“Closing Working Capital Payment”	Section 2.04(b)

“Company”	Introduction

“Company Employee Benefit Plans”	Section 4.20(a)

“Company Registrations”	Section 4.19(a)

“Confidential Information”	Section 7.03

“Confidentiality Agreement”	Section 6.04(a)

“Consulting Agreement”	Section 2.05(d)(vii)

“Disclosure Schedule”	ARTICLE IV

“Disputed Amounts”	Section 2.04(c)(ii)

“DOJ”	Section 6.02(b)

“EAR”	Section 4.12(d)

“Earn-Out Commencement Date”	Section 2.06(b)

“Earn-Out Formula”	Section 2.06(a)

“Earn-Out Measurement Periods”	Section 2.06(b)(ii)

“Earn-Out Objection Notice”	Section 2.06(d)(ii)

“Earn-Out Payment”	Section 2.02(c)

“Earn-Out Period”	Section 2.06(b)(i)

“Earn-Out Product”	Section 2.06(c)

“Earn-Out Statement”	Section 2.06(d)(i)

“Employment Agreement” and “Employment Agreements”	Section 2.05(d)(vi)

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Term:	Defined in:

“Environmental Permits”	Section 4.23(a)

“Escrow Agent”	Section 2.03(a)

“Escrow Agreement”	Section 2.03(a)

“Estimated Balance Sheet”	Section 2.04(a)

“Estimated Closing Statement”	Section 2.04(a)

“Estimated Final Earn-Out Payment”	Section 2.06(d)(i)

“Estimated Interim Earn-Out Payment”	Section 2.06(c)

“Estimated Working Capital Amount”	Section 2.04(a)

“FDA”	Section 4.24(c)

“Final Allocation”	Section 10.09

“Final Earn-Out Payment”	Section 2.06(d)(iii)

“Final Working Capital Amount”	Section 2.04(d)(i)

“Financial Statements”	Section 4.09(a)

“First Measurement Period”	Section 2.06(b)(ii)

“Foreign International Trade Law”	Section 4.12(d)

“Framework”	Section 10.06

“FTC”	Section 6.02(b)

“General Escrow Amount”	Section 2.02(a)

“Imputed Interest Amount”	Section 2.06(g)(v)

“Indemnified Party” and “Indemnifying Party”	Section 11.05(a)

“Initial Allocation”	Section 10.09

“Initial Cash Consideration”	Section 2.02(a)

“Initial Period”	Section 2.06(g)(iv)

“International Trade Law”	Section 4.12(d)

“Insurance Policies”	Section 4.25

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Term:	Defined in:

“Interim Earn-Out Statement”	Section 2.06(c)(i)

“ITAR”	Section 4.12(d)

“Material Customer”	Section 4.26

“Lock-Up Agreement”	Section 2.05(d)(ix)

“Material Supplier”	Section 4.26

“Maximum Earn-Out Payment”	Section 2.06(a)

“Objection Notice”	Section 2.04(c)(ii)

“Operating Agreement”	Section 4.03

“Outside Date”	Section 9.01(b)

“Parent”	Introduction

“Parent Change-in-Control Event”	Section 2.06(g)(ii)

“Parent SEC Reports”	Section 5.08

“Party” and “Parties”	Introduction

“Payout Spreadsheet”	Section 6.09

“Pharmaceutical Change-in-Control Event”	Section 2.06(g)(i)

“Phase II Diligence”	Section 6.04(a)

“Post-Closing Employees”	Section 7.04(a)

“Pre-Closing Period”	Section 2.05(a)

“Pre-Closing Taxes”	Section 10.01(a)

“Product Transfer”	Section 2.06(g)(vi)

“Product Warranties”	Section 4.15

“Purchaser”	Introduction

“Purchased Units”	Recitals

“Purchaser Indemnitees”	Section 11.01

“Release” and “Releases”	Section 2.05(d)(ix)

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Term:	Defined in:

“Release Date”	Section 2.03(b)

“Response”	Section 11.05(b)

“Reviewed Financial Statements”	Section 4.09(a)

“Schedule of Sellers”	Recitals

“Second Measurement Period”	Section 2.06(b)(ii)

“Seller Fundamental Representations”	Section 11.05

“Seller Indemnitees”	Section 11.03

“Seller Non-Competition Agreement” and “Seller Non-Competition Agreements”	Section 2.05(d)(v)

“Seller Prepared Returns”	Section 10.02(a)

“Seller” and “Sellers”	Introduction

“Spousal Consent” and “Spousal Consents”	Section 2.05(d)(x)

“Stock Consideration”	Section 2.02(b)

“Tax Contest”	Section 10.04

“Third Measurement Period”	Section 2.06(b)(ii)

“Transaction”	Recitals

“Transfer Taxes”	Section 10.07

“Updated Financials”	Section 6.08(b)

“Working Capital Overage”	Section 2.04(d)(ii)

“Working Capital Shortage”	Section 2.04(d)(i)

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ARTICLE II
SALE AND PURCHASE

2.01         Purchase and Sale of the Purchased Units.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase, accept and receive from each Seller, the Purchased Units.  The Purchased Units shall be sold and transferred to Purchaser free and clear of all Encumbrances.

2.02	Consideration; Payments.

(a)           The aggregate cash consideration to be delivered to the Sellers at the Closing for the Purchased Units shall be an amount equal to the sum of the following (the “Closing Payment”): (i) eighty million dollars ($80,000,000) (the “Initial Cash Consideration”); plus or minus (ii) the Closing Working Capital Payment; minus (iii) six million, five hundred thousand dollars ($6,500,000) (the “General Escrow Amount”) to be deposited in the General Escrow Account; minus (iv) the Working Capital Escrow Amount to be deposited in the Working Capital Escrow Account; minus (v)  the aggregate amount of any Indebtedness as of the Closing Date; minus (vi) the aggregate amount of any Transaction Expenses.

(b)           In addition, at the Closing, each Seller shall be issued his Pro Rata Share of an aggregate of 259,814 shares of Parent’s common stock (the “Stock Consideration”), par value $.01 per share.

(c)           Following the Closing and subject to the terms and conditions set forth in Section 2.06, Parent shall cause to be paid to Sellers, if and when earned, amounts due and owing to them pursuant to Section 2.06 (the “Earn-Out Payment”).

2.03	Escrow Accounts.

(a)           Working Capital Escrow Account.  At the Closing, Purchaser shall deposit in cash with J.P. Morgan Chase Bank, N.A. (the “Escrow Agent”) the Working Capital Escrow Amount, which shall be for purposes of securing the Sellers’ obligations under Section 2.04.  The Working Capital Escrow Amount will be held by the Escrow Agent in accordance with the Escrow Agreement to be executed and delivered by Agent, Parent and the Escrow Agent at the Closing, substantially in the form set forth on Exhibit C (the “Escrow Agreement”).  Pursuant to Section 2.04, upon the final determination of any amounts to be distributed from the Working Capital Escrow Account pursuant to this Agreement, Parent and Agent shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute such amounts to the applicable party.  Upon release (other than to Parent) of any amount from the Working Capital Escrow Amount in accordance with its terms, Parent and Agent will cause the Escrow Agent to pay such amount as directed by Agent.

(b)           General Escrow Account.  At the Closing, Purchaser shall deposit in cash with the Escrow Agent the General Escrow Amount, which shall be for purposes of securing the Sellers’ obligations under ARTICLE XI.  The General Escrow Amount will be held by the Escrow Agent in accordance with the Escrow Agreement.  Pursuant to ARTICLE XI, upon the final determination of any amounts to be distributed from the General Escrow Account pursuant to this Agreement, Parent and Agent shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute such amounts to the applicable party.  On the date that is no later than three Business Days after the 18 month anniversary of the Closing Date (the “Release Date”), Parent and Agent shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute all, or the remaining portion, of the General Escrow Amount as directed by Agent.

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(c)           Earn-Out Escrow Account.  Pursuant to the terms of Section 2.06(c), the Parties shall establish an Earn-out Escrow Account to be administered in accordance with Sections 2.06(d) and (e) and the Escrow Agreement.

2.04	Purchase Price Adjustments.

(a)           Estimated Working Capital Amount.  The Company shall prepare and deliver to Purchaser not less than five Business Days prior to the Closing Date or such other time as the Parties mutually agree: (i) an estimated balance sheet of the Company as of the close of business on the Closing Date prepared on the same basis and using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Audited Financial Statements (the “Estimated Balance Sheet”); and (ii) a statement in the form attached as Exhibit D (the “Estimated Closing Statement”) setting forth the Company’s calculation of the estimated Working Capital as of the close of business on the Closing Date, each of which shall be prepared using the methodology set forth on Exhibit B (it being understood that, except for the non-GAAP principles and methodologies set forth on Exhibit B, the Estimated Balance Sheet shall be prepared in accordance with GAAP).  Parent shall review the foregoing and Parent and the Sellers shall mutually agree in good faith on the determination of the Company’s estimated Working Capital as of the Closing (such amount, as mutually agreed, the “Estimated Working Capital Amount”).  Thereafter, and as a condition to the Closing, the Company shall deliver a certificate executed by each Seller certifying as to (A) the Estimated Working Capital, (B) the Indebtedness to be paid directly by Purchaser pursuant to Section 2.05(c)(iii) and (C) the Transaction Expenses, if any, to be paid directly by Purchaser pursuant to Section 2.05(c)(iv).

(b)           Adjustment of Closing Payment.  The Closing Payment set forth in Section 2.02(a) shall be: (i) increased by the amount, if any, by which the Estimated Working Capital Amount exceeds the Working Capital Top Collar; and (ii) decreased by the amount, if any, by which the Working Capital Bottom Collar exceeds the Estimated Working Capital Amount (such increase or decrease, the “Closing Working Capital Payment”).  In the event the Estimated Working Capital Amount falls between the Working Capital Bottom Collar and the Working Capital Top Collar, there shall be no Closing Working Capital Payment.

(c)           Post-Closing Determination.

(i)             As soon as reasonably practicable, but in no event later than 90 days after the Closing Date, Parent shall conduct a review of the Working Capital and shall deliver to Agent: (A) a balance sheet of the Company as of the close of business on the Closing prepared on the same basis and using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Audited Financial Statements Date (the “Closing Balance Sheet”); (B) a statement in the form attached hereto as Exhibit D (the “Closing Statement”) setting forth the actual amount of Working Capital, each of which shall be prepared using the methodology set forth on Exhibit B (it being understood that, except for the non-GAAP principles and methodologies set forth on Exhibit B, the Closing Balance Sheet and Closing Statement shall be prepared in accordance with GAAP); (C) outstanding Indebtedness not included in the calculation of the Closing Payment (if any); and (D) Transaction Expenses not included in the calculation of the Closing Payment (if any), in each case as of the close of business on the Closing Date with supporting detail.

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(ii)            Agent may accept the Closing Statement and computation of Working Capital within 30 days after receipt of the Closing Statement.  If Agent disagrees with the computation of the Working Capital as reflected on the Closing Statement, Agent may, within 30 days after receipt of the Closing Statement, deliver a notice (an “Objection Notice”) to Parent setting forth Agent’s calculation of the Working Capital and a statement setting forth Agent’s objections in reasonable detail.  Any amounts not specifically objected to by Agent in the Objection Notice shall be deemed accepted.  If Agent fails to deliver an Objection Notice to Parent on or prior to the expiration of the 30-day period referred to above, the Closing Statement and the calculation of Working Capital set forth therein shall be final and binding on the Sellers and Agent.  If Agent delivers an Objection Notice on or prior to the expiration of the 30-day period referred to above, Parent and Agent shall negotiate in good faith to resolve any disagreements as to the computation of the Working Capital, but if there is no final resolution with respect to any amounts remaining in dispute (the “Disputed Amounts”) within 20 days after Parent has received the Objection Notice, Parent and Agent shall jointly retain the Chicago, Illinois office of Ernst & Young LLP (the “Accounting Firm”) to resolve any disagreements relating only to the Disputed Amounts and to determine the Final Working Capital Amount (as defined below).  Parent and Agent shall each submit all back-up documentation to the Accounting Firm promptly (and in any event within 15 days after the Accounting Firm’s engagement), which documentation shall include such Party’s computation of the Working Capital and information, arguments and support for such Party’s position with respect to the Disputed Amounts.  Parent and Agent shall also have the right to present oral arguments relevant to the Accounting Firm’s resolution of the Disputed Amounts.  Neither Purchaser nor Agent or any of their respective Representatives shall have or conduct any communication, either written or oral, with the Accounting Firm without the other Party either being present or receiving a concurrent copy of any written communication.

(iii)           The Accounting Firm shall review all such documentation and shall deliver its determination of the Disputed Amounts within 60 days after its engagement, and shall base its determination solely on such documentation in accordance with GAAP and in accordance with the definition of Working Capital herein.  In resolving such Disputed Amounts, the Accounting Firm may not assign a value to any item greater than the greatest value used for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The determination of the Accounting Firm shall be conclusive and binding upon the Parties.

(iv)           Agent shall pay a portion of the fees and expenses of the Accounting Firm equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Accounting Firm that are resolved in favor of Parent (that being the difference between the Accounting Firm’s determination and Agent’s determination) and the denominator of which is the total amount of the Disputed Amounts submitted to the Accounting Firm (that being the sum total by which Parent’s determination and Agent’s determination differ from the determination of the Accounting Firm).  Parent shall pay that portion of the fees and expenses of the Accounting Firm that Agent is not required to pay hereunder.

(v)            Parent agrees to provide Agent and its Representatives and the Accounting Firm with full access to the Books and Records, accountant’s work papers, accounting personnel, and facilities of the Company during normal business hours in order to complete their review of the Closing Statement and the Closing Balance Sheet; provided, however, such access shall be in manner that does not interfere with the normal operations of the Company.

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(d)           Post-Closing Adjustment.

(i) Once all disputes relating to the Working Capital are resolved in accordance with Section 2.04(c) such that there is a final amount of Working Capital (the “Final Working Capital Amount”), the final adjustment to the Purchase Price in respect of Working Capital will be calculated as follows:

(A)         If the Estimated Working Capital is above the Working Capital Top Collar and:

(1)            The Final Working Capital is more than the Estimated Working Capital, then there shall be a “Working Capital Overage” equal to the Final Working Capital minus the Estimated Working Capital;

(2)            The Final Working Capital is less than the Estimated Working Capital, but above the Working Capital Top Collar, then there shall be a “Working Capital Shortage” equal to the Estimated Working Capital minus Final Working Capital;

(3)            The Final Working Capital is between the Working Capital Bottom Collar and Working Capital Top Collar, then there shall be a “Working Capital Shortage” equal to the Estimated Working Capital minus the Working Capital Top Collar; or

(4)            The Final Working Capital is less than the Working Capital Bottom Collar, then there shall be a “Working Capital Shortage” equal to the Estimated Working Capital minus the Working Capital Top Collar plus the Working Capital Bottom Collar minus the Final Working Capital.

(B)         If the Estimated Working Capital is between the Working Capital Bottom Collar and the Working Capital Top Collar and:

(1)            The Final Working Capital is more than the Working Capital Top Collar, then then there shall be a “Working Capital Overage” equal to equal to the Final Working Capital minus the Working Capital Top Collar;

(2)            The Final Working Capital is between the Working Capital Top Collar and Working Capital Bottom Collar, then there shall be neither a “Working Capital Shortage” nor a “Working Capital Overage”; or

(3)            The Final Working Capital is less than the Working Capital Bottom Collar, then then there shall be a “Working Capital Shortage” equal to the Working Capital Bottom Collar minus the Final Working Capital.

(C)         If the Estimated Working Capital is below the Working Capital Bottom Collar and:

(1)            The Final Working Capital is more than the Estimated Working Capital, but below the Working Capital Bottom Collar, then there shall be a “Working Capital Overage” equal to the Final Working Capital minus the Estimated Working Capital;

(2)            The Final Working Capital is more than the Estimated Working Capital but between the Working Capital Bottom Collar and the Working Capital Top Collar, then there shall be a “Working Capital Overage” equal to the Working Capital Bottom Collar minus the Estimated Working Capital;

(3)            The Final Working Capital is more than the Estimated Working Capital and more than the Working Capital Top Collar, then there shall be a “Working Capital Overage” equal to the Working Capital Bottom Collar minus the Estimated Working Capital plus the Final Working Capital minus the Working Capital Top Collar; or

(4)            The Final Working Capital is less than the Estimated Working Capital, then then there shall be a “Working Capital Shortage” equal to the Estimated Working Capital minus the Final Working Capital.

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(ii)            In the event of a Working Capital Shortage, Agent and Parent shall, as soon as reasonably practicable and no later than five Business Days after the determination of the Final Working Capital, instruct the Escrow Agent in writing to pay as directed by Parent from the Working Capital Escrow Amount, in accordance with the Escrow Agreement, the amount of such Working Capital Shortage and shall disburse the remainder of the Working Capital Escrow Amount as directed by Agent.  In the event that the Working Capital Shortage is greater than the Working Capital Escrow Amount distributed by the Escrow Agent, Agent and Parent shall instruct the Escrow Agent in writing to pay, as directed by Parent, any remaining Working Capital Shortage from the General Escrow Amount in accordance with the Escrow Agreement.

(iii)           In the event of a Working Capital Overage, Agent and Parent shall, as soon as reasonably practicable and no later than five Business Days after the determination of the Final Working Capital, instruct the Escrow Agent in writing to pay as directed by Agent the Working Capital Escrow Amount in accordance with the Escrow Agreement, and Purchaser shall pay the Working Capital Overage in the manner directed by Agent by wire transfer of immediately available funds in U.S. dollars to the account or accounts for each Seller designated in writing by Agent.

(iv)           If the Final Working Capital Amount is such that neither a Working Capital Shortage nor a Working Capital Overage exists, then, there shall be no adjustment to the Purchase Price based on the Final Working Capital Amount and Agent and Parent shall, as soon as reasonably practicable and no later than five Business Days after the determination of the Final Working Capital, instruct the Escrow Agent in writing to pay as directed by Agent the Working Capital Escrow Amount in accordance with the Escrow Agreement.

2.05	Closing; Closing Deliveries; Pre-Closing Due Diligence.

(a)           Pre-Closing Due Diligence.  Prior to the date of this Agreement, the Company and Sellers have provided to Parent and its Representatives certain limited due diligence information about the Company and the Business.  Prior to Closing, Parent shall be entitled to receive additional information about the Company and the Business.  Therefore, for the period beginning on the date of this Agreement and ending as of the earlier of 30 days thereafter (as such 30 day period may be extended by an additional 10 days upon the written consent of Agent and Parent)  or the Closing Date (the “Pre-Closing Period”), the Company shall provide additional information in connection with the conduct of the Phase II Diligence pursuant to Section 6.04(a).

(b)           Date and Location of Closing.  The closing of the Transaction contemplated by this Agreement (the “Closing”) shall take place by e-mail, facsimile or other electronic means as soon as practicable, but no later than three Business Days after the satisfaction or waiver of each of the conditions set forth in ARTICLE VIII or at such other time as the Parties hereto agree; provided that for all purposes the Closing shall be deemed to have occurred effective as of the close of business of the Company on such date (the “Closing Date”).  Notwithstanding the foregoing, the Parties acknowledge that the Closing is not expected to occur until at least 30 days after the date of this Agreement in order to facilitate the Phase II Diligence inquiry described in Section 6.04(a).

(c)           Delivery of Consideration and Purchased Units.  At the Closing, subject to the satisfaction or written waiver of each of the conditions specified in Sections 8.01, 8.02 and 8.03:

(i)            Purchaser shall (A) pay to each Seller, by wire transfer of immediately available funds to the bank accounts specified in the Payout Spreadsheet, such Seller’s Pro Rata Share of the Closing Payment and (B) issue each Seller’s Pro Rata Share of the Stock Consideration, each as set forth opposite such Seller’s name in the Payout Spreadsheet.

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(ii)           Purchaser shall pay to the Escrow Agent by wire transfer of immediately available funds (A) the General Escrow Amount to be held in the General Escrow Account and released therefrom pursuant to Section 2.03(b) and the Escrow Agreement and (B) the Working Capital Escrow Amount to be held in the Escrow Account and released therefrom pursuant to Section 2.03(a) and the Escrow Agreement.

(iii)          Purchaser shall pay to each holder of Indebtedness, by wire transfer of immediately available funds, the amount of such Indebtedness payable with respect to such Person and to the accounts set forth, on the Payout Spreadsheet, such payments totaling in the aggregate the amount of the Indebtedness subtracted from the Closing Payment pursuant to Section 2.02(a).

(iv)         Purchaser shall pay by wire transfer of immediately available funds, the amount of Transaction Expenses set forth on the Payout Spreadsheet, such payments totaling in the aggregate the amount of the Transaction Expenses subtracted from the Closing Payment pursuant to Section 2.02(a).

(v)          The Company shall deliver an Assignment of Limited Liability Company Interests, in the form attached hereto as Exhibit E (the “Assignment of Interests”), with respect to the Purchased Units, duly executed by each Seller.

(d)           Closing Deliveries by the Company and the Sellers.  At the Closing, subject to the satisfaction or written waiver of each of the conditions specified in Sections 8.01 and 8.03, the Sellers shall deliver or cause to be delivered, to Parent, in addition to this Agreement, each of the following:

(i)            A certificate of a member or duly authorized officer of the Company, dated as of the Closing Date, certifying that attached thereto are (A) the Articles of Organization certified by the Secretary of State of the State of Arizona as of a date not more than five days before the Closing Date, (B) a true and complete copy of the Operating Agreement and (C) a true and complete copy of resolutions of the members of the Company unanimously approving the consummation of this Agreement, the Transaction and other transactions contemplated by this Agreement, and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect.

(ii)           A certificate of a member or duly authorized officer of the Company, dated as of the Closing Date, certifying as of the Closing as to the fulfillment of the conditions set forth in Sections 8.02(a) and (b).

(iii)          A certificate of the Secretary of State of the State of Arizona, dated as of a date not more than five days before the Closing Date, as to the legal existence and corporate good standing of the Company in the State of Arizona.

(iv)          Certificates of the secretary of state or equivalent officer, dated as of a date not more than five days before the Closing Date, as to the corporate good standing of the Company in each state other than the State of Arizona in which the Company is qualified to do business.

(v)           A Non-Competition Agreement, in the form attached hereto as Exhibit F, duly executed by each Seller (each, a “Seller Non-Competition Agreement” and together, the “Seller Non-Competition Agreements”).

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(vi)         An Employment Agreement in substantially the form attached hereto as Exhibit G (each, an “Employment Agreement” and together, the “Employment Agreements”) duly executed by each of Bryan Aschenbrand and Chris Dungan.

(vii)         A Consulting Agreement in the form attached hereto as Exhibit H, duly executed by Dushyant Chipalkatty (the “Consulting Agreement”).

(viii)        The Lock-Up Agreement in the form attached hereto as Exhibit I (the “Lock-Up Agreement”) and a Release in substantially the form attached hereto as Exhibit J (each, a “Release” and collectively, the “Releases”), in each case duly executed by each Seller.

(ix)          The Escrow Agreement, duly executed by Agent.

(x)           A spousal consent in the form attached hereto as Exhibit K (each, a  “Spousal Consent” and collectively, the “Spousal Consents”), duly executed by the spouse of each Seller or such Seller, consistent with the terms thereof.

(xi)          Evidence of termination of the Company’s 401(k) Plan in a form reasonably satisfactory to Purchaser, including (A) copies of duly adopted resolutions of the board of managers of the Company terminating the 401(k) Plan effective as of no later than the day before the Closing Date and (B) one or more executed amendments to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of termination.

(xii)         A statement, in form and substance reasonably satisfactory to Parent, executed by each Seller pursuant to section 1.1445-2(b)(2) of the Treasury Regulations certifying that such Seller is not a foreign person.

(xiii)        A payoff letter, in form and substance reasonably satisfactory to Purchaser from each holder of Indebtedness providing for the release of all Security Interests, if any, relating to such Indebtedness immediately upon satisfaction of the terms contained in such payoff letters, with Uniform Commercial Code or other appropriate termination statements and documents to evidence the foregoing.

(xiv)        An IRS Form W-9 completed by each Seller.

(xv)        Evidence, in form and substance reasonably satisfactory to Parent, that the termination of all severance arrangements with Company Employees have been obtained.

(xvi)       Evidence that all Company employees (other than sales employees) have executed an Employee Phantom Stock Agreement, which contains a customary confidentiality and intellectual property assignment.

(xvii)      Such other documents or instruments as Parent may reasonably request in order to effect the Transaction contemplated by this Agreement.

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(e)           Closing Deliveries by Parent and Purchaser.  At the Closing, subject to the satisfaction or written waiver of each of the conditions specified in Sections 8.01 and 8.02, Parent shall deliver or cause to be delivered to each Seller, in addition to this Agreement, each of the following:

(i)            A certificate of a duly authorized officer of each of Purchaser and Parent, dated as of the Closing Date, certifying that attached thereto is a true and complete copy of resolutions of the board of directors of Purchaser or Parent, as applicable, authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by Purchaser, and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect.

(ii)           A certificate of a duly authorized officer of each of Parent and Purchaser, dated as of the Closing Date, certifying as of the Closing as to the fulfillment of the conditions set forth in Sections 8.03(a) and (b).

(iii)          A counterpart signature page to each Seller’s Non-Competition Agreement, duly executed by Parent.

(iv)          A counterpart signature page to each Employment Agreement and the Consulting Agreement, duly executed by Purchaser.

(v)           A counterpart signature page to the Escrow Agreement, duly executed by Parent and the Escrow Agent.

(vi)           Intentionally omitted.

(vii)         Such other documents or instructions as Sellers or Agent may reasonably request in order to effect the Transaction contemplated by this Agreement.

2.06	Earn-Out.

(a)           Earn-Out.  Following the Closing and subject to the terms and conditions set forth herein, Parent shall cause to be paid to Sellers, as additional consideration in a single payment solely to the extent earned, the Earn-Out Payment.  The amount of the Earn-Out Payment shall not exceed fifteen million dollars ($15,000,000) (the “Maximum Earn-Out Payment”), and subject thereto, shall equal the dollar amount that results from the following calculation: “A” plus “B” minus “C” (the “Earn-Out Formula”), where:

(i)             “A” = The Adjusted Gross Profit earned during the Earn-Out Period that is attributable to any of the Earn-Out Products set forth on Schedule 2.06(a)(i) multiplied by 1/3;

(ii)            “B” = The Adjusted Gross Profit earned during the Earn-Out Period that is attributable to any of the Earn-Out Products set forth on Schedule 2.06(a)(ii) multiplied by 1/4; and

(iii)           “C” = (I) $7,000,000 in the event the sum of “A” and “B” is less than $12,000,0000 or (II) $4,000,000 in the event the sum of “A” and “B” is greater than or equal to $12,000,000.

No later than ten Business Days prior to the Closing or such other time as the Parties mutually agree, (A) Agent and Purchaser shall modify Schedule 2.06(a)(i) so that it contains all of the Company’s Earn-Out Products that are not pipeline or current products of Parent or its Affiliates as of the Closing, and (B) Agent and Purchaser shall modify Schedule 2.06(a)(ii) so that it contains all of the Company’s Earn-Out Products that are also pipeline or current products of Parent or its Affiliates as of the Closing, in each case as reasonably established by documented evidence exchanged between Agent and Purchaser. For the avoidance of doubt, Schedule 2.06(a)(i) and Schedule 2.06(a)(ii), as modified hereunder and in effect as of the Closing, shall be deemed to be final for all purposes.

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(b)           Earn-Out Period; Interim Earn-Out Periods.

(i)            For purposes of this Agreement, the “Earn-Out Period” means the three year period commencing on the first day of the calendar month following the Closing Date (the “Earn-Out Commencement Date”) and ending on the three year anniversary thereof.

(ii)           During the Earn-Out Period, there shall be three interim measurement periods: (A) the 12-month period commencing on the Earn-Out Commencement Date and ending on the one year anniversary of the Earn-Out Commencement Date (the “First Measurement Period”); (B) the 12-month period commencing on the one year anniversary of the Earn-Out Commencement Date and ending on the two year anniversary of the Earn-Out Commencement Date (the “Second Measurement Period”); and (C) the 12-month period commencing on the second anniversary of the Earn-Out Commencement Date and ending on the third anniversary of the Earn-Out Commencement Date  (the “Third Measurement Period” and together with the First Measurement Period and Second Measurement Period, the “Earn-Out Measurement Periods”).

(c)           Interim Earn-Out Payments.  As soon as practicable and no later than 90 days following the end of each of the First Measurement Period and Second Measurement Period, Parent shall conduct a review of Adjusted Gross Profit of the Products set forth on Schedules 2.06(a)(i)-(ii) (such Products, collectively the “Earn-Out Products”) for the then completed Earn-Out Measurement Period and the estimated amount of earn-out consideration, if any, earned during such completed Earn-Out Measurement Period (the “Interim Earn-Out Payment”), and shall deliver to Agent a statement (an “Interim Earn-Out Statement”) setting forth in reasonable detail Parent’s good faith calculation of Adjusted Gross Profit for the then completed Earn-Out Measurement Period and the Interim Earn-Out Payment for such completed Earn-Out Measurement Period.  As soon as reasonably practicable but in no event later than five Business Days after the delivery of the Interim Earn-Out Statement to Agent, Purchaser shall deposit the Interim Earn-Out Payment, if any, with the Escrow Agent in accordance with this Section 2.06(c) and the Escrow Agreement.

(d)           Final Earn-Out Payment and Release of Earn-Out Escrow.

(i)             As soon as practicable and no later than 90 days following the end of the Earn-Out Period, Parent shall conduct a review of Adjusted Gross Profit of the Earn-Out Products for the Earn-Out Period and the estimated Earn-Out Payment, if any, earned during the Earn-Out Period (the “Estimated Final Earn-Out Payment”) and shall deliver to Agent a statement (an “Earn-Out Statement”) setting forth in reasonable detail Parent’s good faith calculation of Adjusted Gross Profit for the Earn-Out Period and the Estimated Final Earn-Out Payment.

(ii)            After receipt of the Earn-Out Statement, Agent shall have 90 days to review and accept the same.  If Agent disagrees in good faith with the computation of Adjusted Gross Profit or the Estimated Final Earn-Out Payment reflected on the Earn-Out Statement on the basis that the same has not been determined on the basis set forth in Section 2.06(a), Agent may, within 90 days after receipt of the Earn-Out Statement, deliver an objection notice (an “Earn-Out Objection Notice”) to Parent setting forth Agent’s calculation of Adjusted Gross Profit on the Earn-Out Products for the Earn-Out Period and the Estimated Final Earn-Out Payment, if any, along with a statement setting forth Agent’s objections and adjustments to the Earn-Out Statement in reasonable detail.  If Agent fails to deliver an Earn-Out Objection Notice to Parent on or prior to the expiration of the 90-day period referred to above, the Earn-Out Statement and the calculation of Adjusted Gross Profit and the Estimated Final Earn-Out Payment set forth therein shall be final and binding on the Sellers and Agent.  If Agent delivers an Earn-Out Objection Notice on or prior to the expiration of the 90-day period referred to above, Parent and Agent shall negotiate in good faith to resolve any disagreements regarding the computation of Adjusted Gross Profit or the Estimated Final Earn-Out Payment, if any, but if there is no final resolution with respect to any Disputed Amounts within 20 days after Parent has received the Objection Notice, Parent and Agent shall jointly retain the Accounting Firm in accordance with Section 2.04(c)(ii), and the provisions of Sections 2.04(c)(iii)-(v) shall apply mutatis mutandis to the resolution of the foregoing dispute.  Parent shall cause the Company to make its Books and Records, accounting personnel and advisors as may be reasonably requested available to Agent and the Accounting Firm at reasonable times during the review by Agent and/or the Accounting Firm of the Earn-Out Statement.

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(iii)         Once all disputes relating to the Earn-Out Statement for the Earn-Out Period are resolved in accordance with Section 2.06(d)(ii) such that there is a final Earn-Out Payment determined (the “Final Earn-Out Payment”), and subject to the other terms and conditions herein, Parent and Agent shall, within five Business Days of the determination of the Final Earn-Out Payment:

(A)           to the extent the Final Earn-Out Payment exceeds the amount held in the Earn-Out Escrow Account: (I) Parent and Agent shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute all amounts held in the Earn-Out Escrow Account as directed by Agent; and (II) Parent shall pay any remaining Final Earn-Out Payment in the manner directed by Agent by wire transfer of immediately available funds in U.S. dollars to the account or accounts for each Seller designated in writing by Agent; and

(B)           to the extent the amount held in the Earn-Out Escrow Account exceeds the Final Earn-Out Payment, Parent and Agent shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to (I) distribute the amount of the Final Earn-Out Payment from the amounts held in the Earn-Out Escrow Account as directed by Agent and (II) disburse the remaining amounts held in the Earn-Out Escrow Account as directed by Parent.

(e)           Earn-Out Standard.  Parent and its Affiliates shall act in a commercially reasonable manner to develop and commercialize the Earn-Out Products during the Earn-Out Period and shall not take any action during the Earn-Out Period which is solely intended to prevent or frustrate the achievement of Adjusted Gross Profit for the purpose of reducing the Earn-Out Payment.  Subject to the foregoing sentence, Parent and its Affiliates shall be free to operate the Company’s business in the manner deemed by them to be in the best interest of Parent.  The Company and each Seller acknowledge and agree that the foregoing provision is the sole standard by which Parent and its Affiliates shall be judged with respect to the achievement of the Earn-Out Payment and the other matters set forth in this Section 2.06(e).

(f)           Acceleration upon Achievement of Maximum Earn-Out Payment.  Notwithstanding anything to the contrary in this Agreement, in the event that after the end of either the First Measurement Period or the Second Measurement Period the Maximum Earn-Out Payment has been achieved pursuant to the Earn-Out Formula, as set forth on the Interim Earn-Out Statement(s) delivered to Agent pursuant to Section 2.06(c): (A) Parent and Agent, as soon as reasonably practicable and no later than five (5) Business Days after the delivery of the most recent Interim Earn-Out Statement, shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute all amounts held in the Earn-Out Escrow Account as directed by Agent; and (B) within five (5) Business Days after the delivery of the most recent Interim Earn-Out Statement, Parent shall pay the remaining amount of the Earn-Out Payment due in the manner directed by Agent by wire transfer of immediately available funds in U.S. dollars to the account or accounts for each Seller designated in writing by Agent.

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(g)           Acceleration upon Occurrence of Certain Change-in-Control Transactions.  Notwithstanding anything to the contrary in this Agreement:

(i)             In the event: (A) any Person (other than Parent or its Affiliates) shall become the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 50% or more the of the equity securities of the Company, Purchaser or any material U.S. Affiliate thereof primarily engaged in the development and distribution of generic and branded generic pharmaceutical products; or (B) of any sale, lease, exchange or other transfer (in one or a series of related transactions) of greater than 50% of the operating assets of Parent, the Company, Purchaser or any material U.S. Affiliate thereof, in each case primarily engaged in the development and distribution of generic and branded generic pharmaceutical products (each a “Pharmaceutical Change-in-Control Event”), Sellers shall be deemed to have earned the Maximum Earn-Out Payment.  In such event, as soon as reasonably practicable and no later than five Business Days following the applicable Pharmaceutical Change-in-Control Event, Parent and Agent: (I) shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute all amounts held in the Earn-Out Escrow Account as directed by Agent; and (II) Parent shall pay any remaining Earn-Out Payment in the manner directed by Agent by wire transfer of immediately available funds in U.S. dollars to the account or accounts for each Seller designated in writing by Agent on behalf of the Sellers.

(ii)            In the event: (A) any Person (other than Parent or its Affiliates) shall become the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 50% or more the of the equity securities of Parent; or (B) any merger or consolidation to which Parent is a party (other than a merger or consolidation with its Affiliates), if, immediately after any such merger or consolidation, the persons who hold a majority of the voting control of the surviving entity are not persons who held a majority of the voting control of Parent immediately prior to such transaction (each a “Parent Change-in-Control Event”), Sellers shall be entitled to receive an amount equal to the total Earn-Out Payment earned as of the date of such Parent Change-in-Control Event.  In such event, as soon as reasonably practicable and no later than five Business Days following the applicable Parent Change-in-Control Event, Parent (or any successor-in-interest) thereto and Agent: (I) shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute all amounts held in the Earn-Out Escrow Account as directed by Agent; and (II) Parent (or any successor-in-interest thereto) shall pay any remaining Earn-Out Payment earned by Sellers as of the date of the Parent Change-in-Control Event in the manner directed by Agent by wire transfer of immediately available funds in U.S. dollars to the account or accounts for each Seller designated in writing by Agent.  Notwithstanding the accelerated Earn-Out Payment provided for in this Section 2.06(g)(ii), Parent (or any successor-in-interest thereto) shall continue to be obligated to pay any remaining Earn-Out Payment earned by Sellers during the Earn-Out Period, as and when earned and payable under the provisions of Section 2.06(d).

(h)           Transfer of Stock Consideration upon Certain Change-in-Control Transactions.  Notwithstanding anything to the contrary in this Agreement or the Lock-Up Issuance Agreement, in the event there is a Pharmaceutical Change-in-Control Event or a Parent Change-in-Control Event, then the Sellers shall be permitted to sell, assign, transfer or otherwise dispose, in whole or in part, their Stock Consideration free of the transfer restrictions imposed under the Lock-Up Issuance Agreement.

(i)            Other Provisions.

(i)             In the event that Parent (or any successor-in-interest thereto) fails to timely make the Final Earn-Out Payment pursuant to the terms of this Section 2.06, whether as a result of restrictions contained in any debt Contracts of Parent and its Affiliates or otherwise, such unpaid amount shall accrue interest at the LIBOR Rate plus 10%, per annum compounded annually from the date such payment is due until paid in full.

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(ii)           Parent shall have a right to set off all or any portion of the Final Earn-Out Payment otherwise payable to any Seller hereunder against amounts determined to be then payable to any Purchaser Indemnitee under ARTICLE XI of this Agreement.

(iii)          No Seller may sell, exchange, transfer or otherwise dispose of his or its right to receive the Final Earn-Out Payment other than transfers by will or intestacy in connection with the death of such Seller, and any transfer in violation of this provision shall be null and void and shall not be recognized by Parent, Purchaser or Agent.

(iv)          From the Closing Date until and including the date falling 18 months after the Closing Date (the “Initial Period”), the Company shall not sell, exchange, transfer or otherwise dispose of any Earn-Out Products or any of the Company Owned Intellectual Property and Company Licensed Intellectual Property underlying any such Earn-Out Product, other than to Parent or its Affiliates (each, a “Product Transfer”), except that if a Product Transfer is required by a Governmental Authority to be consummated during the Initial Period, then the Company shall be permitted to engage in any such Product Transfer and an additional amount equal to twenty-five percent (25%) of the net proceeds received by the Company in connection with such Product Transfer shall be added to and included in any Earn-Out Payment (subject to the Maximum Earn-Out Payment cap).  From the expiration of the Initial Period until the end of the Earn-Out Period, the Company shall be permitted to engage in Product Transfers in its sole discretion, provided that an additional amount equal to twenty-five percent (25%) of the net proceeds received by the Company in connection with any such Product Transfer occurring during such period shall be added to and included in any Earn-Out Payment (subject to the Maximum Earn-Out Payment cap).  In the event of a Product Transfer, Company shall pay such amount attributable to the Earn-Out Payment within ten days of the closing of such Product Transfer in the manner directed by Agent by wire transfer of immediately available funds in U.S. dollars to the account or accounts for each Seller designated in writing by Agent.

(v)           In the event any Earn-Out Payment is required to be paid to the Sellers pursuant to the terms and provisions hereof, Parent shall determine and report to the appropriate Governmental Authority the amount of such payment which is treated as interest for Income Tax purposes, as provided by Sections 1271 through 1275 of the Code and related Treasury Regulations promulgated thereunder, if any, with such interest amount being referred to herein as the “Imputed Interest Amount.”  The Parties acknowledge and agree that no separate cash payment of interest will be made by Parent or Purchaser with respect to the Earn-Out Payment, and neither Parent nor Purchaser shall have any liability whatsoever with respect to any Tax obligations of the Sellers with respect to any Imputed Interest Amount.

(vi)          To the extent permitted by law, any amount paid to Sellers pursuant to this Section 2.06 (other than the portion characterized as the Imputed Interest Amount) shall be treated by the Parties for Income Tax purposes as having been given in exchange for “goodwill” and “going concern value,” as such terms are defined in Code Sections 197(d)(1)(A) and 197(d)(1)(B) in a transaction characterized as an “installment sale” as such term is defined in Code Section 453.

2.07          Tax Withholding.  Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any of the Sellers, the amounts required to be deducted and withheld under the Code or under the provisions of any other applicable state or local Income Tax or other Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of whom such deduction and withholding was made.

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2.08          Income Tax Characterization.  For Income Tax purposes, Purchaser’s purchase of the Purchased Units from each of the Sellers is intended to be characterized, and shall be treated by all Parties on all Income Tax Returns, as described in Situation 2 of IRS Revenue Ruling 99-6, specifically: (a) with respect to the Sellers, a sale of the Purchased Units by the Sellers; and (b) with respect to Purchaser, a deemed acquisition, by purchase, of all of the Company’s assets from the Sellers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the terms and conditions of this Agreement, each Seller, severally and not jointly, represents and warrants to Purchaser and Parent the following:

3.01         Capacity of Seller and Power.  Seller has full power and authority, and, in the case of any Seller that is a natural person, is competent, to enter into this Agreement and each Ancillary Agreement to which he or it is a party and perform his or its obligations hereunder or thereunder.  In the case of any Seller that is a trust, the Seller is a trust duly formed and validly existing under the Laws of its jurisdiction of formation, pursuant to a declaration of trust or similar trust formation document currently in effect.  Seller is solvent.

3.02         Authorization.  The execution, delivery and performance of this Agreement by Seller, and the consummation of the Transaction contemplated hereby, has been duly and validly authorized by all requisite action, and no other Proceedings on the part of the Seller are necessary to authorize the execution, delivery or performance of this Agreement and each Ancillary Agreement to which he or it is a party.  In the case of any Seller that is a trust, the Person executing this Agreement on behalf of the Seller is the trustee of such Seller and is authorized to act on behalf of such Seller.

3.03         Due Execution.  This Agreement and the other agreements contemplated hereby to which the Seller is a party have been duly and validly executed by such Seller.  This Agreement and the other agreements contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of such Seller (and, if the Seller is a natural person and is married and such Seller’s Purchased Units constitutes community property or spousal or other approval is otherwise required for this Agreement to be legal, valid and binding, such Seller’s spouse), enforceable against such Seller (and such Seller’s spouse, if applicable) in accordance with their respective terms, except as enforceability may be limited by: (a) the Enforceability Limitations, and; (b) Laws relating to the availability of specific performance and/or other equitable remedies.

3.04         Noncontravention.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Seller under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (a) if the Seller is not a natural person, the organizational documents of such Seller, (b) any Contract to which the Seller is a party or any of its properties or assets is subject or (c) subject to the governmental filings and other matters referred to in the following sentence, any Law or Order, in each case applicable to the Seller or any of its properties or assets.  No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement by the Seller and, the consummation by the Seller of the transactions contemplated hereby, except: for (i) any filings, licenses, consents, authorization, waivers and approvals to be received from or required by any Governmental Authority related to the licenses, permits and other matters disclosed on Schedule 4.08; and (ii) filings under, and compliance with, the HSR Act.

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3.05         Title to Purchased Units.  Each Seller holds and has good and valid title to the Purchased Units free and clear of any Encumbrances and, in the case of any Seller that is a trust, any claims under such trust by any beneficiary thereunder or any other Person, and is the record and beneficial owner thereof.  At the Closing, Purchaser shall acquire good, valid and marketable title to the Purchased Units from such Seller, free and clear of any and all Encumbrances.

3.06         Brokers’ Fees.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transaction contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser or Parent, except for the fees due to M&A Securities Group, Inc., whose fees and expenses will be paid by the Company at Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the terms and conditions of this Agreement, the Company represents and warrants to Purchaser and Parent the following, except as may otherwise be set forth on the disclosure schedule (with specific references to the section of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Purchaser and Parent prior to execution of this Agreement and which may be updated from time to time prior to the Closing in accordance with the provisions of Section 6.08:

4.01         Organization and Power.  The Company: (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Arizona; (b) has all requisite limited liability company (or other) power and authority to enable it to use its name and to own, lease or otherwise hold and operate its properties or assets and to carry on its business as presently conducted and as proposed to be conducted; and (c) has full power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and perform its obligations hereunder and thereunder.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not adversely affect the ability of the Company to operate its business or enforce its rights in such jurisdiction.  A list of the jurisdictions in which the Company is so qualified is set forth on Schedule 4.01 of the Disclosure Schedule.

4.02         Subsidiaries.  The Company does not have and has never had any Subsidiaries and the Company does not own and has never owned, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, limited liability company or other duly formed entity, the formation of which requires the filing of organizational documents with a Governmental Authority in the applicable jurisdiction.

4.03         Corporate Records.  The Articles of Organization filed with the State of Arizona on July 13, 2005, as amended (the “Articles of Organization”) and the Operating Agreement of the Company dated January 1, 2007, as amended (the “Operating Agreement”), previously provided to Parent are correct and complete and reflect all amendments made thereto at any time prior to the date of this Agreement.  The Operating Agreement replaced and superseded the Memorandum of Understanding entered into February 1, 2006, which is of no legal force or effect.  All material actions taken by the Company since the date of its formation have been duly authorized to the extent so required by applicable Laws and the organizational documents of the Company.  The Company has made available to Parent complete and correct copies of the minutes of all meetings of the members and the managers of the Company and all meetings of each committee of the managers of the Company.

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4.04         Capitalization; Purchased Units.  As of the date hereof, Sellers own, beneficially and of record, all of the Purchased Units, which represent one hundred percent (100%) of all ownership, limited liability and equity rights in the Company.  The authorized membership interests of the Company consist solely of the Purchased Units, all of which are issued and outstanding and held by Sellers.  None of the Sellers nor the Company is a party to, nor has any of them authorized, any options, warrants, purchase rights or other Contracts or commitments that could require the Company or Seller to issue, sell, convey or otherwise cause any of the membership interests of the Company, including the Purchased Units or a portion thereof or other equity rights to be shared or allocated to any Person other than the Sellers.  Sellers own all rights, title and interest in and to the Purchased Units free and clear of any and all Encumbrances.  Sellers have the right, authority and power to sell, assign and transfer the Purchased Units to Purchaser.  At the Closing, Purchaser shall acquire good, valid and marketable title to the Purchased Units, free and clear of any and all Encumbrances.  Except for the Operating Agreement, there are no Contracts or agreements, written or oral, to which any Seller is a party or to which the Company is a party, relating to the ownership, acquisition (including, without limitation, rights of first refusal or preemptive rights), transfer, sale or other disposition, registration under the Securities Act, dividend rights or voting of the membership interests of the Company.

4.05         Authorization.  The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement and each Ancillary Agreement to which it is a party.

4.06         Due Execution.  This Agreement and each Ancillary Agreement contemplated hereby to which the Company is a party have been duly and validly executed and delivered by the Company.  This Agreement and each Ancillary Agreement contemplated hereby to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by: (a) the Enforceability Limitations; and (b) Laws relating to the availability of specific performance and/or other equitable remedies.

4.07         Noncontravention.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien (except for Permitted Liens) in or upon any of the properties or assets of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of: (a) the Articles of Organization or Operating Agreement; (b) except as set forth on Schedule 4.07, any Contract to which the Company is a party or any of its properties or assets is subject; or (c) subject to the governmental filings and other matters referred to in Section 4.08, any (i) Law or (ii) Order, in each case applicable to the Company or any of its properties or assets.  The Company has obtained effective written waivers of any rights of first refusal, rights of first offer, asset transfer restrictions or other similar rights of any Person that would be applicable to the Transaction contemplated by this Agreement.

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4.08         Governmental Consent.  Neither any Seller nor the Company is required to make any declaration to or registration or filing with, or to obtain any consent, approval, Order or authorization of or Permit from, any Governmental Authority in connection with the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby, or the consummation by any Seller or the Company of the Transaction contemplated hereby, except for: (a) any filings, licenses, consents, authorization, waivers and approvals to be received from or required by any Governmental Authority related to the licenses, permits and other matters disclosed on Schedule 4.08; and (b) filings under, and compliance with, the HSR Act.

4.09	Financial Statements.

(a)           Annual and Current Financial Statements.  Schedule 4.09(a) of the Disclosure Schedule contains the following financial statements of the Company (collectively, the “Financial Statements”): (i) an audited balance sheet as of December 31, 2013 (the “Audited Balance Sheet”) and related audited statements of operations, cash flows and members’ equity of the Company (together with the Audited Balance Sheet, the “Audited Financial Statements”) for the 12 months ended December 31, 2013; (ii) the reviewed balance sheets, and the related statements of operation, cash flows and members’ equity for the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012 (collectively, the “Reviewed Financial Statements”); (iii) unaudited month-end balance sheet and related unaudited statements of operations, cash flows and members’ equity of the Company for the completed months after December 31, 2013; and (iv) unaudited quarter-end balance sheet and related unaudited statements of operations, cash flows and members’ equity of the Company for all quarterly periods from July 1, 2012 through December 31, 2013 (such financial statements in subsection (iii) and (iv), the “Unaudited Financials”).  When delivered, the Additional Unaudited Statements shall be deemed added to Schedule 4.09(a) of the Disclosure Schedule.

(b)           Accuracy of Financial Statements.  The Financial Statements (including the Updated Financials, when delivered): (i) are true, correct and complete in all material respects; (ii) were derived from and have been prepared in accordance with the information contained in the Books and Records; (iii) have been prepared in accordance with GAAP, consistently applied, throughout the periods covered thereby; and (iv) present accurately and fairly in all material respects the assets, liabilities (including all reserves), financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject to, with respect to the Reviewed Financial Statements, the Unaudited Financials and the Additional Unaudited Statements, (A) the absence of footnote disclosures and other presentation items and (B) changes resulting from normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material).  There were no changes in the method of application of the Company’s accounting policies or changes in the method of applying the Company’s use of estimates in the preparation of the Audited Financial Statements and the Unaudited Financials as compared with the Reviewed Financial Statements.

(c)           No Undisclosed Liabilities.  The Company does not have any Liability except for: (i) Liabilities reflected in the Financial Statements; (ii) current Liabilities that have arisen after the date of the Audited Balance Sheet in the Ordinary Course of Business (none of which arose out of any Proceeding or the Company’s breach of any Contract); or (iii) Liabilities arising out of matters reflected on Schedule 4.09(c) of the Disclosure Schedule.  The Company is not party to or otherwise involved in any “off-balance sheet” arrangements (as defined in Item 303 of Regulation S-K under the Exchange Act).

(d)           Accountants.  Except as set forth on Schedule 4.09(d), during the periods covered by the Financial Statements, the Company has not changed its independent accountants nor had any disagreement with such accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure for which such accountants advised the Company in writing that if not resolved to the satisfaction of such accountants would have caused such accountants to make reference to the subject matter of the disagreements in connection with its report.

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(e)           No Non-U.S. Sales.  None of the Company’s Products are sold or marketed outside the United States and its territories and possessions by the Company.

4.10         Recent Events.  Since the date of the Audited Balance Sheet, there has not been any Company Material Adverse Effect.  Without limiting the generality of the foregoing, since the date of the Audited Balance Sheet, the Company has not taken any of the following actions, except as set forth on Schedule 4.10 of the Disclosure Schedule:

(a)           (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock, property or otherwise) in respect of, or entered into any agreement with respect to the voting of, any limited liability company interest of the Company, (ii) split, combined or reclassified any limited liability company interests of the Company, (ii) issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for, limited liability company interests of the Company, (iv) purchased, repurchased, redeemed or otherwise acquire any limited liability company interests of the Company (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, limited liability company interests of the Company), other than pursuant to currently existing Contracts providing for the repurchase of the Company’s equity upon the departure or termination of an Employee, or (v) amended any term of any of the Purchased Units (in each case, whether by merger, consolidation or otherwise);

(b)           authorized for issuance, issued, delivered, sold, granted, pledged, transferred, or agreed or committed to issue, sell or deliver or otherwise encumber or dispose of or subject to any Encumbrance (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), any limited liability company interest of the Company, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any of such limited liability company interests, securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights or phantom interests);

(c)           amended or changed its Articles of Organization or its Operating Agreement (whether by merger, consolidation or otherwise), or formed, acquired or disposed of any Subsidiary;

(d)           acquired (i) any stock or assets of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise or (ii) any other assets (other than assets acquired in the Ordinary Course of Business), or pledged, transferred, sold, leased, licensed, mortgaged or otherwise encumbered or subjected to any Encumbrance or otherwise disposed of any of the assets or properties of the Company, except for (A) immaterial properties or assets (or immaterial portions of properties or assets) or (B) pursuant to existing Contracts or commitments for Inventory in the Ordinary Course of Business;

(e)           revalued in any material respect any of its assets (including, without limitation, writing down or writing off any of its material assets), or made any material change in any method of accounting or accounting principles, practices or procedures;

(f)           instituted, settled, or agreed to settle any material pending or threatened Proceeding (for the avoidance of doubt, any settlement or Claim, consent decree which involves a conduct remedy or injunctive, equitable or similar relief or has a restrictive impact on business or involves payments in excess of fifty thousand dollars ($50,000) in the aggregate shall be deemed to be material),

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(g)           borrowed any amount or incurred, assumed or guaranteed any Indebtedness or become subject to any Liabilities, except in the Ordinary Course of Business or less than fifty thousand dollars ($50,000) in the aggregate, or mortgaged, pledged or become subject to any Lien (other than Permitted Liens);

(h)           suffered any physical damage, destruction or other extraordinary losses (whether or not covered by insurance) affecting any of its Real Property or personal property or equipment individually or in the aggregate in an amount exceeding fifty thousand dollars ($50,000);

(i)            made or agreed to make any capital expenditures or commitments exceeding fifty thousand dollars ($50,000) individually;

(j)            made or agreed to make payment, discharge or satisfaction of any claim or Liability outside of the Ordinary Course of Business or in an amount exceeding of fifty thousand dollars ($50,000);

(k)           amended, modified, accelerated or received a notice of default, claim for indemnification, or termination of, or under, any Material Contract;

(l)            made, revoked or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes (including the inclusion in the Books and Records of any receivable relating to any anticipated refund or credit for sales and use Taxes owed, paid or anticipated to be paid), entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or compromised, or entered into any agreement to settle or compromise, any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority responsible for the imposition or collection of any Tax or otherwise;

(m)           made any change in accounting policies, principles, methods, practices or procedures (including, without limitation, for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense) or revalued any of its assets, including the writing down or off of notes or accounts receivable and the writing down of the value of inventory; or

(n)           entered into or approved any Contract having the effect of any of the foregoing.

4.11	Company Contracts.

(a)            Schedule 4.11(a) of the Disclosure Schedule sets forth each Company Contract that is described in any subsection below (and in the case of an oral Contract, the summary of the material terms of such Contract) to which the Company is a party or by which the Company is bound (collectively, the “Material Contracts”):

  (i)            any collective bargaining agreement or similar labor union Contract;

  (ii)           any Contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis;

  (iii)          each plan, program or Contract that provides for the payment of bonus, pension, profit sharing, retirement, other form of deferred compensation, or change of control, retention, severance, separation, termination or similar types of compensation or benefits;

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(iv)         any Contract evidencing Indebtedness of the Company in excess of $50,000 (excluding deposits and trade payables in the Ordinary Course of Business), including with respect to each such Contract (A) the principal amount currently due thereunder and (B) the date of maturity;

(v)          any letters of credit.

(vi)         any Contract under which the Company has advanced or loaned any other Person;

(vii)        any Contract for the disposition of any significant portion of the Business;

(viii)       any Contract pursuant to which the Company has acquired, or is obligated to acquire, a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(ix)         any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangements with any other Person;

(x)          any Contract that (A) restricts or prohibits or will restrict or prohibit the Company from freely engaging in the Business anywhere in the world, (B) restricts or prohibits or will restrict or prohibit the acquisition of property by the Company,  (C) contains any “non-solicitation,” “no-hire” or similar provision,  (D) grants to the other party or any third Person “most favored nation” status or any special discount rights, or (E) that grants any rights of refusal, rights of first negotiation or similar rights to any Person, in each case excluding territorial or field of use restrictions imposed by any license agreements with respect to the use of the subject matter thereof;

(xi)         any Contract (or group of related Contracts with the same party) the performance of which involves the payment of consideration in excess of $50,000 by or to the Company, other than purchase and sale orders entered into in the Ordinary Course of Business, that cannot be terminated within 60 days after giving notice of termination without resulting in any cost or penalty to the Company;

(xii)        any license of Intellectual Property to or from the Company, other than commercially available off-the-shelf, shrink-wrap or click-wrap licenses;

(xiii)       any Contract providing for payments of royalties, franchise fees, commissions or other license or transaction fees to third parties (excluding in-bound licenses);

(xiv)       any Contract to indemnify, hold harmless, defend or assume the Tax liabilities of any other Person, other than indemnification provisions contained in product development, manufacturing, licensing or distribution Contracts entered into in the Ordinary Course of Business;

(xv)        any Contract that provides written guarantees or warranties that any of the products or services of the Company is fit for any particular purpose or that guarantees a result or commits to performance levels;

(xvi)       any Contract entered into by the Company since its formation in connection with the settlement or resolution of any Proceeding;

(xvii)      any Contract that obligates the Company to develop any product or technology; and

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(xviii)     any Contract that grants rights to any other Person to undertake the development of a product or technology using Company Owned Intellectual Property or Company Licensed Intellectual Property, other than Contracts relating to product development, manufacturing, licensing or distribution Contracts entered in to in the Ordinary Course of Business.

(b)           Status of Company Contracts.  Each Material Contract is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the Company, except as such enforceability may be limited by Enforceability Limitations.  The Company is not in material breach or material default under any Material Contract, or, to the Company’s Knowledge, is any other party thereto in material breach or material default under any such Material Contract.  Except as set forth on Schedule 4.11(b), there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would or would reasonably be expected to: (i) become a material default or material event of default under any Material Contract: or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract or (D) the right to cancel, terminate or modify any Material Contract.  The Company has delivered to Purchaser true and complete copies of all Material Contracts, including any amendments thereto.  For purposes of this Section 4.11(b), “material” shall mean any circumstance that would reasonably be expected to result in adverse consequences to the Company in excess of $50,000, individually or in the aggregate.

4.12	Compliance with Laws.

(a)           The Company is in compliance, in all material respects, with all applicable Laws of all Governmental Authorities.  The Company has not been given written notice or, to the Company’s Knowledge, been threatened to be given notice of any violation of any applicable Law.

(b)           The Company owns, holds, possesses or lawfully uses in the operation of the Business all material Permits which are necessary for it to conduct the Business as now conducted or for the ownership, operation and use of its assets.  All such Permits and the expiration dates (if any) thereof are listed and described on Schedule 4.12(b) of the Disclosure Schedule.  The Company is not in default or noncompliance, nor has it received any notice of any claim of alleged default or noncompliance, with respect to any such Permits nor, to the Knowledge of the Company has any Person threatened a claim of alleged default or noncompliance with respect to such Permits or alleged that the Company is required to possess a Permit which it lacks.

(c)           All personal data and information used or maintained by the Company has been collected, maintained, used and transferred in accordance with the Company’s applicable data protection and privacy principles and policies.  All such data protection and privacy principles and policies are designed and administered in compliance, in all material respects, with all applicable Laws.  No Person has claimed in writing to Company for the loss of or unauthorized disclosure or transfer of personal data or information.

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(d)           Each of the Company and the Sellers is, and at all times has been, in compliance, in all material respects, with and have not been and are not in material violation of any International Trade Law (as defined below) or any Foreign International Trade Law (as defined below).  Neither the Company nor the Sellers has received any Order, notice, or other communication from any Governmental Authority of any actual or potential violation or failure to comply with any International Trade Law or Foreign International Trade Law, including pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry.  “International Trade Law” shall mean the Export Administration Regulations (“EAR”), the Foreign Corrupt Practices Act of 1977, the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs Laws, the Foreign Asset Control Regulations, and any regulations or Orders issued thereunder, nor is there any reasonable basis therefor.  “Foreign International Trade Law” shall mean foreign Laws: (i) to the extent governing the import or export of commodities, software or technology into any country or from any country in which the Company’s Business is conducted and the payment of required duties and tariffs in connection with same; and (ii) to the extent that compliance with such Laws is permissible under U.S. Laws.  The Company and the Sellers have neither been required to obtain nor currently possess any licenses from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR relating to the export of any items, including but not limited to any commodities, software or technology.

4.13         Inventory.  Except as described on Schedule 4.13 of the Disclosure Schedule, the Inventory of the Company (net of all reserves for obsolete, excess, slow-moving, damaged and defective Inventory shown on the Estimated Balance Sheet) is merchantable, fit for the purposes for which it was procured or manufactured, usable or salable in the Ordinary Course of Business, salable at prevailing market prices that are not less than the lesser of: (a) the book value amounts thereof; or (b) the price customarily charged by the Company therefor, conforms to the specifications established therefor, has been manufactured in accordance with all applicable Laws, and includes no damaged, defective, excess, slow-moving or obsolete items.  On the Closing Date, the Company shall have no Product inventory which cannot be sold and must be disposed of or destroyed pursuant to applicable Law.  The values at which the Inventory of the Company was carried and set forth on the balance sheets included in the Financial Statements reflect the valuation policy of stating Inventory at cost or market, whichever is lower, on a first-in, first-out basis, and reflect adequate write-offs, write-downs and reserves for damaged, defective, excess, slow-moving or obsolete items, computed in accordance with GAAP and consistent with past practice.  Except as described on Schedule 4.13 of the Disclosure Schedule, the Company does not have any consigned Inventory.

4.14         Books and Records.  The Company has made or kept, and made available to Parent, all material business records, financial books and records, accounts, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations (the “Books and Records”) which, in reasonable detail, accurately and fairly reflect the activities of the Company in all material respects.  The Books and Records: (a) are in al material respects true, complete and correct; and (b) accurately and fairly reflect in all material respects the activities of the Company during the periods reflected in the Financial Statements.

4.15         Warranties; Products.  Schedule 4.11(a) of the Disclosure Schedule sets forth a list of Material Contracts that provide product warranties and guaranties given by the Company (collectively, the “Product Warranties”).  Each Product meets, and at all times has met, in all material respects, all standards for quality and workmanship prescribed by Law, industry standards (if any), contractual agreements and the product literature provided by the Company.  Except as described on Schedule 4.15 of the Disclosure Schedule: (a) no claims in excess of $50,000 have been made since January 1, 2011 or are, to the Knowledge of the Company, threatened under the Product Warranties; (b) to the Knowledge of the Company, there exists no event or circumstance, which after notice or the passage of time or both, might create or result in Liabilities under any of the Product Warranties in excess of the lesser of (i) the Liabilities incurred under such Product Warranties on average since the date that is three years preceding the date of this Agreement and (ii) the reserves on the Audited Balance Sheet, if any, which on their face are specifically and expressly designated for product warranty claims; (c) there have been no written statements, citations or decisions by any Governmental Authority or any product testing laboratory stating that any Product is unsafe or fails to meet any standards promulgated by such Governmental Authority or testing laboratory; (d) to the Knowledge of the Company, there are no design, manufacturing or other defects in any model or type of Product or product specification for any Product, and (e) there have not been any mandatory or voluntary product recalls with respect to any Product and, to the Knowledge of the Company, there are no facts relating to any Product that may impose a duty on the Company to recall any Product or warn customers of a defect in any such Product.

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4.16         Litigation.  Schedule 4.16 of the Disclosure Schedule sets forth each instance in which the Company: (a) is subject to any unsatisfied Order; (b) is a party to any Proceeding; or (c) to the Knowledge of the Company, has been threatened to be made a party to any Proceeding.  None of the Proceedings set forth on Schedule 4.16 of the Disclosure Schedule could reasonably be expected to result in a Company Material Adverse Effect.

4.17	Real Property; Tangible Assets.

(a)           The Company does not own any Real Property.  Schedule 4.17 of the Disclosure Schedule sets forth: (i) a true, correct and complete list of all Real Property or personal property leased, subleased or licensed to the Company; (ii) the address of each parcel of such Real Property or description of such personal property; and (iii) as to each parcel of such Real Property or item of personal property, the name and address of the parties to each lease, the expiration date of the current term of each such lease, the monthly rent as of the date hereof paid under each such lease, and any additional rent currently payable under each such lease.  The Company has delivered a true and complete copy of all of the foregoing leases to Purchaser.

(b)           The leases described on Schedule 4.17 of the Disclosure Schedule are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the leases for the term set forth therein.  The Company is not, nor, to the Company’s Knowledge, is any other party, in default under any such leases.

(c)           The Company has good title to, or a valid leasehold interest in, all of the material tangible personal property necessary for the conduct of the Business as presently conducted, in each case, free and clear of all Liens, except for Inventory sold or disposed of in the Ordinary Course of Business, Permitted Liens and Liens described on Schedule 4.17 of the Disclosure Schedule.

4.18         Tax Matters.  Except as set forth on Schedule 4.18 of the Disclosure Schedule, as of the date of this Agreement and as of the Closing Date:

(a)           The Company: (i) has filed all Income Tax Returns that it was required to file; (ii) has timely filed all material Tax Returns that do not constitute Income Returns that it was required to file; (iii) has paid all Taxes for which it was liable under applicable Law whether or not shown on any such Tax Return.  Each of the Tax Returns filed by the Company was accurate and complete in all material respects. The Company has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.  The Company has no liability for failure to file Tax Returns or pay Taxes in a timely manner.

(b)           No audits or other Proceedings are pending or being conducted, or, to the Company’s Knowledge, are threatened with respect to the Taxes of the Company.

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(c)           The Company is not liable for the Taxes of another Person: (i) under Section 1.1502-6 of the Treasury Regulations (or comparable provisions of state, local or foreign Law); or (ii) as a transferee or successor.  The Company is not a party to any Tax allocation or sharing agreement, other than commercial agreements, the principal purpose of which is unrelated to Tax, and no payments are due from the Company with respect to any Tax liability of any other Person pursuant to any allocation, sharing or other agreement.

(d)           No claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.  No Liens have been filed against the assets of the Company for unpaid Taxes.  The Company has not received from any Governmental Authority any: (i) written notice indicating an intent to open an audit or other review relating to Taxes; or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company, nor, to the Company’s Knowledge, has any of such actions been threatened.

(e)           The Company has withheld and paid all Taxes required to have been withheld and paid over to the appropriate Governmental Authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, unit holder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(f)           The Company is currently, and since inception has been, characterized as a partnership for U.S. federal, state and local Income Tax purposes. Except as set forth in Schedule 4.18 of the Disclosure Schedule, no entity level Income Tax is imposed on the Company.

(g)           The Company has properly collected and remitted all sales and use and similar Taxes with respect to sales made to its customers.

4.19	Intellectual Property.

(a)           Registered Intellectual Property.  Schedule 4.19(a) of the Disclosure Schedule lists a complete and accurate list of all Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others (the “Company Registrations”), in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which the filing was made or from which the registration was issued, date of filing or issuance and names of all current applicant(s) and registered owner(s), as applicable.  All assignments of the Company Registrations to the Company have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.  All Company Registrations are valid and enforceable.

(b)           Prosecution Matters.  Except as set forth on Schedule 4.19(b): (i) the Company has no Knowledge of any information that would preclude the Company from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations; and (ii) to the Company’s Knowledge, there are no interference action Proceedings pending, or any written communication that threatens an interference action, or other Proceeding before any patent agency or other Government Authority in any jurisdiction in regard to any Company Owned Intellectual Property or Company Licensed Intellectual Property.  All fees, annuities and other payments due to a Governmental Authority associated with filing, prosecuting, issuing, recording, registering or maintaining any Company Owned Intellectual Property and, to Company’s Knowledge, Company Licensed Intellectual Property, have been paid in full in a timely manner to the proper Governmental Authority and no such fees are past due.

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(c)           Ownership.  Except as set forth in Schedule 4.19(c) of the Disclosure Schedule, the Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of all Liens other than Permitted Liens and has exclusive licenses to all Company Licensed Intellectual Property Rights.  Except as set forth on Schedule 4.19(c), after the Closing, all Company Owned Intellectual Property will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party.

(d)           Valid Assignment.  In each case in which the Company has acquired ownership of (rather than licenses or other rights to) any Intellectual Property from any Person (“Acquired Intellectual Property”), the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer to the Company all rights in such Acquired Intellectual Property, including the Company’s right to seek past and future damages for infringement with respect thereto to the extent permitted by applicable Law.  Except where the failure to do so would not adversely affect the Company, all of the Company Owned Intellectual Property was created solely by either (i) bona fide employees of the Company acting within the scope of their employment (which Acquired Intellectual Property has been transferred to Company validly and correctly) or (ii) independent contractors or employees of third parties who (or whose employers have) validly and irrevocably assigned all of their rights, including rights to all Intellectual Property therein, to the Company.  The Company has recorded each assignment to it of any Intellectual Property Registrations with the U.S. Patent and Trademark Office or equivalent authorities outside the United States to the extent required by, and in accordance with, applicable Laws.

(e)           Infringement.

(i)           To Company’s Knowledge, no Person is infringing or misappropriating any Company Owned Intellectual Property or Company Licensed Intellectual Property.

(ii)          The Company has not received any written notice from any Person claiming any Company Owned Intellectual Property or Company Licensed Intellectual Property infringes or misappropriates any rights of such Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(iii)         The Company has not received any written opinion of counsel that any operation of the Business, as previously or currently conducted, or as currently proposed to be conducted by the Company infringes any Intellectual Property right of a third party.

(iv)         Except for any Contract that relates to product development, manufacturing, licensing or distribution set forth on Schedule 4.11(a) or on Schedule 4.19(e), the Company has not given any indemnification, release or covenant to any Person against infringement, misappropriation or other violation of Intellectual Property of the Company.

(f)            Confidentiality.  The Company has taken reasonable steps at least commensurate with industry standards to maintain in confidence all Trade Secrets and Confidential Information comprising a part thereof, which steps include entering into appropriate written confidentiality agreements prior to making any disclosures thereof.  To the Knowledge of the Company, there has not been any material breach by any such Person of any such agreement.  To the Knowledge of the Company, there has been no material violation or unauthorized disclosure or use of any Company Owned Intellectual Property or Company Licensed Intellectual Property.

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(g)           Outbound Intellectual Property Agreements.  Except for customary non-disclosure agreements arising in the Ordinary Course of Business or any Contract that relates to product development, manufacturing, licensing or distribution set forth on Schedule 4.11(a), Schedule 4.19(g) of the Disclosure Schedule identifies each license, covenant or other Contract pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Intellectual Property.

(h)           Inbound Intellectual Property Agreements.  Except for customary non-disclosure agreements arising in the Ordinary Course of Business or any Contract that relates to product development, manufacturing, licensing or distribution set forth on Schedule 4.11(a), Schedule 4.19(h) of the Disclosure Schedule identifies: (i) each Contract, assignment or other instrument relative to Company Licensed Intellectual Property (excluding any commercially-available, off-the-shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses); (ii) each Contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property; and (iii) each Contract or other instrument pursuant to which the Company has obtained any ownership or license interest in Intellectual Property developed by a consultant, developer or vendor to the Company.

(i)            Government Rights.  None of the Company Owned Intellectual Property was developed with funding by any Governmental Authority and no Governmental Authority has any rights thereto.

4.20	Employee Benefit Plans.

(a)           Schedule 4.20(a) of the Disclosure Schedule contains an accurate and complete list of all Employee Benefit Plans: (i) maintained or sponsored by the Company or any ERISA Affiliate; (ii) contributed to by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate is obligated to contribute; or (iii) with respect to which the Company or any ERISA Affiliate has any liability or potential liability (whether direct or indirect).  The Employee Benefit Plans disclosed or required to be disclosed on Schedule 4.20(a) of the Disclosure Schedule are referred to collectively herein as the “Company Employee Benefit Plans.”

(b)           Neither the Company nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (ii) a “multiple employer plan” (within the meaning of ERISA or the Code); (iii) a self-funded health or welfare benefit plan; (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); (v) any arrangement that provides medical, life insurance or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) other than as required pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage Law; (vi) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Code or that provides for indemnification for or gross-up of any Taxes thereunder; or (vii) any employee benefit plan or compensatory arrangement covering employees or other service providers outside the United States.

(c)           Except as set forth on Schedule 4.20(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment or other service): (i) result in or cause any payment (whether of separation, severance or termination pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution or increase in benefits with respect to any Company Employee Benefit Plan or any current or former officer, employee or other service provider of the Company, or give rise to any obligation to fund any such payment or benefit, in each case; (ii) limit the ability of the Company to amend or terminate any Company Employee Benefit Plan; or (iii) result in any payment or benefit that will or may be made that could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.  None of the Company Employee Benefit Plans obligates the Company to pay separation, severance, termination or similar benefits (whether or not resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby).

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(d)           All required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued for on the Financial Statements with respect to each Company Employee Benefit Plan.  No Company Employee Benefit Plan has any unfunded liabilities.

(e)           Each Company Employee Benefit Plan and all related trusts, insurance Contracts and funds have been maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code.  Neither the Company nor any trustee or administrator of any Company Employee Benefit Plan, nor any other person has engaged in any transaction with respect to any Company Employee Benefit Plan that could subject the Company or any trustee or administrator of such Company Employee Benefit Plan, or any party dealing with such Company Employee Benefit Plan, to any Tax or penalty (whether civil or otherwise) imposed by Applicable Law.  No Proceedings with respect to the Company Employee Benefit Plans (other than routine claims for benefits) or any fiduciary or other person dealing with such Company Employee Benefit Plans are pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, there are no facts that could reasonably give rise to or reasonably be expected to give rise to any such Proceedings.

(f)           Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has either received a favorable EGTRRA determination letter from the IRS as to the qualification under the Code of such Company Employee Benefit Plan and the Tax-exempt status of such related trust, or has been established pursuant to a prototype plan that has received a favorable EGTRRA opinion or advisory letter from the IRS.  To the Knowledge of the Company, nothing has occurred and no circumstance exists that could adversely affect the qualified status of such Company Employee Benefit Plan or result in a requirement to voluntarily correct any qualification defects to maintain the qualified status of the plan.

(g)           With respect to each Company Employee Benefit Plan, the Company has delivered or made available to Purchaser a true, complete and correct copy of (i) such Company Employee Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Company Employee Benefit Plan, (ii) each trust agreement or other funding arrangement relating to such Company Employee Benefit Plan, if any, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Company Employee Benefit Plan together with all schedules and any financial statements, (iv) the three most recent actuarial reports or financial statements relating to such Company Employee Benefit Plan, if such reports or statements are required with respect to such Company Employee Benefit Plan, (v) the most recent determination, opinion, or advisory letter, issued by the IRS with respect to such Company Employee Benefit Plan and any pending request for such a determination letter, (vi) for each Company Employee Benefit Plan which is a “top-hat” plan, a copy of filings with the United States Department of Labor; (vii) the three most recent actuarial valuations, studies or estimates of any Company Employee Benefit Plan that provides retiree medical and life insurance benefits or supplemental retirement benefits; (viii) the most recent minimum coverage and discrimination testing results for each applicable Company Employee Benefit Plan; and (ix) written descriptions of all non-written agreements relating to the Company Employee Benefit Plans.

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(h)           Neither the Company nor any ERISA Affiliate has any commitment or intent to amend any existing Company Employee Benefit Plan or create any new arrangement that would be a Company Employee Benefit Plan.  Each Company Employee Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without the consent of plan participants, and without liability to the Company or any ERISA Affiliate other than ordinary administrative expenses and the payment of any accrued benefits.

4.21	Employment Matters.

(a)           Schedule 4.21(a) of the Disclosure Schedule contains a complete list of the names of all Persons who are employees or independent contractors of the Company as of the date hereof, specifying: (i) with respect to each hourly employee, the title and rate of hourly pay; (ii) with respect to each salaried employee, the title, rate of salary and commission or bonus structure; (iii) with respect to each employee, work location, vacation entitlement formula, amount of accrued but unused vacation, sick leave, or other paid-time-off, amount of accrued but unused bonus, and commissions, whether such employee is classified as exempt or nonexempt under the Fair Labor Standards Act and whether or not any such employee is on leave of absence (and if so the reason for absence and the expected date of return to work, if any); (iv) with respect to each independent contractor, a description of the services performed and the compensation arrangement; and (v) with respect to each Person listed (A) the date of hire or engagement, and (B) a list of all consulting or employment agreements, as applicable.  Schedule 4.21(a) of the Disclosure Schedule lists: (I) all employees of the Company who are not citizens or permanent residents of the United States, together with a listing of each such employee’s work authorization status and work authorization expiration date; and (II) all employment Contracts which provide for any payment (whether of separation, severance or termination pay or otherwise) upon termination of service.  As of the Closing, no employee shall have any unused vacation which has accrued over a period in excess of 12 months prior to the Closing Date.

(b)           The Company is, and has since January 1, 2011 been, in compliance with all applicable Laws respecting employment.  The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants.  The Company is not bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  Except as set forth on Schedule 4.21(a): (i) all employees of the Company are employed at-will, with no entitlement to severance or notice of termination; and (ii) all employees of the Company work full-time inside the United States.  The Company has not undertaken any reductions-in-force in the past 90 days.  All persons classified as independent contractors are properly classified as such under applicable Laws.  The Company has not engaged in any unfair labor practice.  Employees classified as exempt from state and federal overtime laws are properly classified under applicable Laws.  The Company has withheld all amounts required by applicable Laws or by Contract to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, compensation, Tax, penalties or other sums for failure to comply with any of the foregoing.  The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(c)           All employees of the Company are legally authorized to work in the United States.  The Company has properly completed all reporting and verification requirements pursuant to applicable Law relating to immigration control for all of its employees, including Form I-9.  The Company has retained for each current employee a Form I-9 and has retained a Form I-9 for each former employee of the Company for a period of one year from the date of termination of such employee or three years from the date of hire, whichever is later.  The Company has not received any written notice that the Company is in violation of any applicable Laws pertaining to immigration control or that any current or former employee of the Company is or was not legally authorized to be employed in the United States or is or was using an invalid social security number.

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(d)           The Company has provided to Purchaser all employment Contracts related to any employees, contractor agreements, and employment and/or personnel policies and procedures, and all such Contracts, and/or policies and procedures are in compliance, in all material respects, with applicable Laws.

(e)           Except as set forth on Schedule 4.21(e) of the Disclosure Schedule:

(i)           The Company is not involved or, to the Company’s Knowledge, threatened with any labor or employment dispute or Proceeding relating to labor or employment matters involving the employees or independent contractors of the Company;

(ii)          There are no Proceedings against the Company (whether under applicable Law, employment agreement or otherwise) pending, or to the Company’s Knowledge, threatened on account of or for (A) overtime pay, (B) wages or salary, (C) vacation time or pay in lieu of vacation time off or (D) any violation of any Law relating to minimum wages or maximum work hours; and

(iii)         No Person (including any Governmental Authority) has given notice to the Company of or, to the Company’s Knowledge, threatened to file any claim against the Company under or arising out of any Laws relating to employer-employee relationships, employee entitlements, discrimination in employment or employment practices, immigration or plant closings.

(f)            The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees.  There has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.  The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees.

4.22         Accounts Receivable.  Except as set forth on Schedule 4.22 of the Disclosure Schedule, the accounts receivable of the Company as of the Closing will be valid and enforceable receivables at the aggregate recorded amount thereof subject to the reserve for uncollectible accounts set forth on the most recent balance sheet delivered to Parent pursuant to Section 6.04(b).  All such accounts receivable (a) have been incurred in the Ordinary Course of Business, and (b) to the Company’s Knowledge, the Company will not be required to incur any material expenses or take any material action outside of the Ordinary Course of Business to collect any such accounts receivable.  To the Company’s Knowledge, no voluntary or involuntary bankruptcy proceedings have been commenced against any of the Company’s suppliers or customers to which the Company made aggregate payments, or from which the Company received aggregate payments, in excess of $25,000 in the past 12 months.

4.23	Environmental Matters.

(a)           The Company is in compliance, in all material respects, with Environmental Laws and has obtained and is in compliance in all material respects with all Permits required under Environmental Laws for the operations of the Company and the conduct of the Business (“Environmental Permits”) and all of such Environmental Permits are valid and in full force and effect.  To the Company’s Knowledge, there are no threatened Proceedings for the revocation, cancellation or suspension of any Environmental Permit currently held by the Company.  The Company has provided to Purchaser all Environmental Permits held by the Company, which are listed on Schedule 4.23(a) of the Disclosure Schedule.

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(b)           Neither the Company nor any Real Property is subject to any Order pursuant to any Environmental Law or in connection with Hazardous Materials which is currently effective or for which there are any outstanding obligations.  No portion of any Real Property is part of a site listed on the National Priorities List under CERCLA, the CERCLIS or any other list of sites potentially requiring environmental investigation or remediation under any Environmental Law.

(c)           Neither the Company, nor to the Knowledge of the Company, any other Person has disposed of, released or placed any Hazardous Materials on, under or at any Real Property or any former Real Property of the Company.  The Company has not disposed of, released, placed or arranged for the transportation or disposal of any Hazardous Materials on, under or at any other location, including third party disposal facilities and locations used or operated by the Company that are either owned or leased.  As used in this Section 4.23(c), the term “release” or “released” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Material into the Environment.

(d)           To the Knowledge of the Company, there are no Environmental Liabilities.  There are no Security Interests arising under or pursuant to any applicable Environmental Laws on any property owned, nor to the Knowledge of the Company, used, operated or leased by the Company.  There are no pending, nor to Company’s Knowledge, threatened Proceedings or investigations with respect to Environmental Liabilities of or with respect to the Company.  The Company has not assumed or agreed to indemnify any person for Environmental Liabilities.

4.24	Regulatory Matters.

(a)           Schedule 4.24(a) of the Disclosure Schedule provides a complete list detailing all Products and associated marketing authorization numbers (i.e., ANDA numbers), and identifying for each Product: (i) whether the Company has obtained marketing authorization in its own name as “applicant” or “holder”; or (ii) whether the Company markets the Product based on a marketing authorization held, owned, filed, maintained, or asserted by a third party and not by Company, with such third party identified by name.

(b)           Schedule 4.24(b)(i) of the Disclosure Schedule lists all preclinical or clinical studies that the Company has sponsored or conducted, or is currently sponsoring or conducting.  Schedule 4.24(b)(ii) of the Disclosure Schedule lists all of the jurisdictions in which the Products are manufactured or distributed for any purposes (whether for investigational or commercial use).

(c)           The Company and all its facilities are and have been for the past five (5) years, and to the Knowledge of the Company, all officers, employees, agents and contractors of the Company engaged in activities related to the Products are and have been for the past five (5) years with respect to those activities, in compliance in all material respects with all applicable Laws currently in effect with respect to the Business and the Products, including but not limited to, as applicable: (i) the Laws enforced by the United States Department of Health and Human Services and all of its constituent agencies (such as the U.S. Food & Drug Administration (“FDA”), the Centers for Medicare & Medicaid Services, the Office of Inspector General, and the Office for Civil Rights); (ii) the Laws enforced by the Drug Enforcement Administration (“DEA”) (including the Controlled Substances Act and its implementing regulations); (iii) the Laws further enforced by the United States Department of Justice, including but not limited to: the Food, Drug & Cosmetic Act as amended, and Title 21 of the C.F.R.; the anti-kickback law (Social Security Act §1128B(b)); the federal Social Security Act, the federal False Claims Act (31 U.S.C. § 3729 et seq.); the federal False Statements Act; the federal Program Fraud Civil Penalties Act; the federal Health Insurance Portability and Accountability Act of 1996, and its implementing regulations; and the Foreign Corrupt Practices Act; (iv) state Laws applicable to the sale and wholesale distribution of pharmaceuticals; and (v) all similar local, state, federal and foreign Governmental Authority requirements.

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(d)           At the present time and for the past five (5) years, all Products distributed by or on behalf of Company are and have been  in compliance, in all material respects, with all Laws applicable to pharmaceutical or medicinal products, including, without limitation, those relating to all aspects of manufacturing and quality control and assurance, storage or warehousing, packaging and labeling, distribution, importation, exportation, sale, promotion, advertising, and disposal of such products (including, without limitation, any ingredient or component of the foregoing products) and consumer protection and safety laws relevant to such Products.

(e)           The Company has not, nor to the Knowledge of the Company has any contractor or distributor, engaged in activities related to the Products, manufactured or labeled, or distributed or furthered the distribution of, any Product that is adulterated or misbranded within the meaning of the U.S. Food, Drug, & Cosmetic Act and its implementing regulations, or any similar Law of any Governmental Authority with authority over Products.

(f)           To the Knowledge of the Company, the Company has not been, nor is it, the subject of any investigation by any Governmental Authority.  Neither the Company nor, to the Knowledge of the Company, any of Company’s contractors has been the subject of any enforcement action by the FDA or any other applicable Governmental Authority with authority over Company or Products.  The Company has not received from the FDA or any other Governmental Authority any inspection reports, notices of adverse findings, warning, untitled letters, minutes of meetings or other correspondence concerning the Products in which any Governmental Authority asserted that the Company’s operations or Business may not be in compliance with Laws or that the Products may not be safe, effective or approvable.

(g)           Neither the Company, nor to the Knowledge of the Company, any of its employees or contractors, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (i) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (ii) disqualified from participating in clinical trials pursuant to 21 C.F.R. §312.70, as amended from time to time; (iii) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (iv) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f), as amended from time to time, or any other governmental payment, procurement or non-procurement program; or (v) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List.  To the Knowledge of the Company, none of the Company’s employees or contractors have engaged in any activity that could lead to any of the results described in this paragraph.

(h)           To the Knowledge of the Company, no officer, employee or agent of the Company, in their capacity as such, has made an untrue statement of a material fact or fraudulent statement to FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

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4.25         Insurance.  Schedule 4.25 of the Disclosure Schedule sets forth a complete and correct list and description, including annual premiums and deductibles, as of the date hereof, of all insurance policies, including property insurance, third party liability, product liability, worker’s compensation and employers liability and any other applicable commercial insurance policy coverage, fidelity bonds and other forms of insurance maintained by or which cover the assets, properties, officers, directors, managers, employees or agents of the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”).  Schedule 4.25 of the Disclosure Schedule also sets forth a complete and accurate summary of any material self-insurance coverage provided by or for the benefit of the Company.  The Insurance Policies are in full force and effect on the date of this Agreement.  There is no default under any Insurance Policy and no event has occurred, which limits or impairs the rights of the Company under any of the Insurance Policies.  All premiums due with respect to such policies have been paid.

4.26         Significant Customers and Suppliers.  As of the Closing, Schedule 4.26 of the Disclosure Schedule lists the ten largest customers of the Company, the ten largest suppliers of active pharmaceutical ingredients of the Company and the ten largest suppliers of dosage forms to the Company (measured in each case by dollar volume of purchases or sales) during the fiscal year ended December 31, 2012, and during the period from January 1, 2013 through December 31, 2013, and the dollar amount of purchases or sales which each listed customer or supplier represented during each such period (each a “Material Customer” or “Material Supplier”).  The Company has not received written notice from any Material Customer or Material Supplier indicating that it will stop or materially decrease the rate or amount of its transactions with the Company.  No creditor, supplier, officer, employee, contractor, consultant, client or other customer or other Person having a business relationship with the Company has informed the Company or any member of the management of the Company in writing that such Person intends to change such relationship because of the transactions contemplated by this Agreement.

4.27         Related Party Transactions.  Except as set forth on Schedule 4.27 of the Disclosure Schedule, no Related Party is a party to any Contract that pertains to the Business, or has any interest in any property used in or pertaining to the Business.  Except as set forth on Schedule 4.27 of the Disclosure Schedule, no Related Party owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or its business.

4.28         No Impediments to Business.  The Company has not received written notice from the FDA that could reasonably be expected to prevent, delay or impede the Company from (a) commercializing the Earn-Out Products or (b) conducting its Business as currently conducted and as proposed to be conducted.

4.29         Brokers’ Fees.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transaction contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company, except for the fees and expenses due to M&A Securities Group, Inc., which will be paid by the Company at Closing or deducted as Transaction Expenses hereunder.

4.30         Termination of 401(k) Plan.  The Company shall have terminated its 401(k) plan (the “401(k) Plan”) by proper Company action and in a form approved by Parent, effective no later than the day immediately preceding the Closing Date.  Notwithstanding anything in this Agreement or the 401(k) Plan to the contrary, on or before the Closing Date, the Company shall contribute all employer contributions (including matching contributions) payable under the 401(k) Plan.

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4.31         State Takeover Statutes.  No state takeover or similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represent and warrant to each Seller the following:

5.01         Organization and Power.  Each of Purchaser and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware or New York, as applicable, with full power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and perform its obligations hereunder and thereunder.

5.02         Authorization.  The execution, delivery and performance of this Agreement by each of Purchaser and Parent, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on the part of Purchaser or Parent are necessary to authorize the execution, delivery or performance of this Agreement and each Ancillary Agreement to which it is a party.

5.03         Due Execution.  This Agreement and the other agreements contemplated hereby to which Purchaser and Parent is a party have been duly and validly executed and delivered by Purchaser and Parent, respectively.  This Agreement and the other agreements contemplated hereby to which Purchaser and Parent is a party constitute the valid and legally binding obligations of Purchaser and Parent, respectively, enforceable against Purchaser and Parent, respectively, in accordance with their respective terms, except as enforceability may be limited by the Enforceability Limitations.

5.04         Governmental Consent.  Neither Purchaser nor Parent is required to make any declaration to or registration or filing with, or to obtain any Permit, license, consent, accreditation, exemption, approval or authorization from, any Governmental Authority in connection with the execution and delivery by Purchaser and Parent of this Agreement and the other agreements contemplated hereby or the consummation by Purchaser and Parent of the transactions contemplated hereby or thereby, except for filings under, and compliance with, the HSR Act.

5.05         Litigation.  There are no Proceedings pending or overtly threatened against or affecting Purchaser or Parent at law or in equity, or before or by any Governmental Authority, which would materially and adversely affect Purchaser or Parent’s respective performance under this Agreement or the consummation of the transactions contemplated hereby

5.06         Investment Purpose.  Purchaser is not acquiring the Purchased Units with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act that would constituted a violation of any applicable Laws.

5.07         No Financing Condition.  The consummation of the Transactions contemplated hereby is not conditioned on any financing contingency applicable to Purchaser, and Purchaser will have at the Closing sufficient funds to consummate the Transaction contemplated by this Agreement.

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5.08         Parent SEC Reports.  The filings required to be made by Parent under the Securities Act and the Exchange Act, as applicable (collectively, the “Parent SEC Reports”), have been filed with the United States Securities and Exchange Commission  and complied, as of their respective dates, in all material respects with all applicable Laws.  As of their respective dates, none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.09         Status of Stock Consideration.  When issued to Sellers pursuant to the terms hereof, the Stock Consideration: (a) shall have been duly authorized and validly issued; (b) shall be fully paid and non-assessable; (c) shall not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right; (d) shall not have been issued in violation of any applicable Law, the certificate of incorporation or by-laws (or analogous charter documents) of Purchaser or Parent or any Contract to which Purchaser or Parent is a party.

5.10         Status of Pipeline Products.  Purchaser and Parent have reviewed Schedule 5.10 and acknowledge that as of the signing date of this Agreement, none of the products listed on Schedule 5.10 are current or pipeline products of Parent or its Affiliates and all such products shall be classified as “A” Earn-Out Products for purposes of Section 2.06.

5.11         Investigation.  Purchaser and Parent acknowledge that they (a) are sophisticated purchasers of businesses; and (b) in entering into this Agreement and the Ancillary Agreements, neither Purchaser nor Parent has not relied upon anything other than the Disclosure Schedules and the representations, warranties, covenants and agreements of Sellers set forth in this Agreement or the Ancillary Agreements, including, without limitation, any projected statements of operating revenues or income from operations of the Company that Purchaser or Parent may have received.

5.12         Brokers’ Fees.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transaction contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser or Parent.

ARTICLE VI
PRE-CLOSING COVENANTS

6.01	Conduct of Business Pending the Closing.

(a)           From the date of this Agreement until the Closing, the Company shall use commercially reasonable efforts to: (i) conduct its business in the Ordinary Course of Business, maintain in effect all of its Permits necessary to conduct its business in the Ordinary Course of Business; (ii) preserve intact its material assets and current business organization in the Ordinary Course of Business; (iii)  keep available the services of Employees and independent contractors in the Ordinary Course of Business; and (iv) preserve its relationships with its customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with it with the objective of preserving unimpaired its goodwill and ongoing business in the Ordinary Course of Business, except in each case for matters expressly required, permitted or contemplated by this Agreement, set forth in Schedule 6.01 of the Disclosure Schedule, or as otherwise consented to in advance in writing by Parent.

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(b)           Without limiting the generality of the foregoing, the Company shall not do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld), except for matters expressly permitted or contemplated by this Agreement or set forth in Schedule 6.01 of the Disclosure Schedule, from the date of this Agreement until the Closing Date:

(i)           (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any limited liability company interest of the Company, (B) split, combine or reclassify any limited liability company interests of the Company, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, limited liability company interests of the Company, (D) purchase, repurchase, redeem or otherwise acquire any limited liability company interests of the Company (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, limited liability company interests of the Company), other than pursuant to currently existing Contracts providing for the repurchase of the Company’s equity upon the departure or termination of an Employee, or (E) amend any term of any of the Purchased Units (in each case, whether by merger, consolidation or otherwise);

(ii)          authorize for issuance, issue, deliver, sell, grant, pledge, transfer, or agree or commit to issue, sell or deliver or otherwise encumber or dispose of or subject to any Encumbrance (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), any limited liability company interest of the Company, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any of such limited liability company interests, securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights or phantom interests);

(iii)         amend or change its Articles of Organization or its Operating Agreement (whether by merger, consolidation or otherwise), or form, acquire or dispose of any Subsidiary;

(iv)         make any capital expenditures and/or research and development expenditures outside of the Ordinary Course of Business or in excess of $50,000 or incur any obligations or liabilities in respect thereof;

(v)          acquire (A) any material amount of stock or assets of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise or (B) any other material assets (other than assets acquired in the Ordinary Course of Business), or pledge, transfer, sell, lease, license, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of the assets or properties of the Company, except for (A) immaterial properties or assets (or immaterial portions of properties or assets) or (B) pursuant to existing Contracts or commitments for Inventory in the Ordinary Course of Business;

(vi)         (A) pay any bonuses (except in the Ordinary Course of Business) or materially increase salaries or other compensation to any of its officers or employees, (B) enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former Employee or other Affiliate of the Company other than as contemplated by this Agreement, including any existing employment, consulting, severance, termination, change-of-control or indemnification agreement with any current or former Employee of the Company, (C) enter into any collective bargaining agreement, (D) make any loan, advance or capital contribution to or cash investment in any officer or employee (other than under Tax qualified plans), or (E) materially adopt, increase, accelerate, amend, modify or terminate the schedule of payments or benefits under any Employee Benefit Plan, for or which any officer, consultant, agent or employee is the beneficiary, in each case except (I) to the extent required under any Employee Benefit Plan or any existing Contract, (II) as required by applicable Law, (III) as may be required to avoid adverse treatment under Code §409A, or (IV) for agreements between the Company and any officer or employee where the cost of any payments thereunder shall be treated as a Company Transaction Expense;

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(vii)        hire, elect or retain any corporate officer;

(viii)       revalue in any material respect any of its assets (including, without limitation, writing down or writing off any of its material assets), or make any material change in any method of accounting or accounting principles, practices or procedures, except for any such change required by GAAP or applicable Law;

(ix)         (A) assume, purchase, or incur any Indebtedness, (B) issue or sell options, warrants, calls or other rights to acquire any debt securities of Company, (C) create any Encumbrance on any material asset of the Company, (D) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any other Person in excess of $50,000 in the aggregate, other than for expense reimbursements;

(x)          (A) make or change any Tax election, (B) settle or compromise any material Tax claim, audit or assessment, (C) change any annual Tax accounting period, (D) adopt or change any method of Tax accounting policies, practices and procedures used by the Seller as of the date hereof, or (E) amend in any material respect any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle or compromise any material Tax liability, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(xi)         adopt or put into effect a plan or agreement of, or resolutions providing for or authorizing, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, other than any transaction specifically contemplated by this Agreement;

(xii)        enter into or materially amend, modify or supplement any transaction, commitment or Contract outside the Ordinary Course of Business, or waive, release, grant, assign or transfer any of its material rights or claims (whether the rights or claims arise under a Contract or otherwise), enter into any new license agreement (inbound or outbound) outside the Ordinary Course of Business or enter into any new line of business;

(xiii)       (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000 in any individual case, or (B) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company is a party;

(xiv)       institute, settle, or agree to settle any material pending or threatened Proceeding (for the avoidance of doubt, any settlement or Claim, consent decree which involves a conduct remedy or injunctive, equitable or similar relief or has a restrictive impact on business or involves payments in excess of $50,000 in the aggregate shall be deemed to be material);

(xv)        agree to (A) any exclusivity provision or covenant of the Company not to compete with the business of any other Person, or (B) any other covenant of the Company restricting in any material respect the Business or services of the Company or otherwise limiting in any material respect the freedom of the Company to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or that would so limit the freedom of Parent or any of its Affiliates in any material respect after the consummation of the Transaction;

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(xvi)       sell, assign, transfer or otherwise dispose of any Intellectual Property or other tangible or intangible assets, other than for fair market value in the Ordinary Course of Business;

(xvii)      engage in (A) any trade loading practices, (B) any promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods, (C) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (D) any practice which would have the effect of postponing to post-Closing periods payments by the Company that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (E) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking activity, in each case in clauses (B) through (E), in a manner consistent with Ordinary Course of Business;

(xviii)     cancel or fail to renew any insurance policy or fail to give all notices and present all claims (if any) under all such policies in a timely fashion; or

(xix)        authorize, resolve, commit or agree to take any of the foregoing actions.

6.02         Filings and Consents; HSR Act.

(a)           Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and as required under the terms of any Contracts to which the Company is a party to consummate and make effective the transactions contemplated by this Agreement.

(b)           Parent and the Company undertake and agree to file as soon as practicable (and in any event not later than five Business Days after the date hereof) a Notification and Report Form under the HSR Act with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”).

(c)           Following the date hereof, Parent and Purchaser shall use commercially reasonable efforts to identify, file or otherwise obtain from all applicable Governmental Authorities all filings, licenses, consents, authorization, waivers and approvals that are required to be made with or obtained from any Governmental Authority related to the licenses, permits and other matters disclosed on Schedule 4.08 for the consummation of the Transaction contemplated by this agreement or for the operation of the Business by the Company after the Closing Date.

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(d)           Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.02(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under HSR Act or any other law or regulation, use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with (A) any filing or submission with or to the FTC, the DOJ or any other Governmental Authority under any Competition Law relating to any of the transactions contemplated hereby or (B) any investigation, inquiry, or other proceeding initiated by a Governmental Authority or any other Person under any Competition Law relating to any of the transactions contemplated hereby; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any proceeding by any other Person, in each case regarding a filing, investigation, inquiry, or other proceeding under any Competition Law relating to any of the transactions contemplated hereby; (iii) permit the other Party to review in advance, with a reasonable opportunity to comment thereon, any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by any other Person, with any other Person, in each case regarding a filing, investigation, inquiry, or other proceeding under any Competition Law relating to any of the transactions contemplated hereby; (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences; and (v) promptly take reasonable actions to respond to inquiries from the FTC, the DOJ or any other Governmental Authority regarding the legality of Purchaser’s acquisition of the Purchased Units under any Competition Law; provided, however, that all obligations in this Section 6.02 shall be subject to applicable Laws relating to exchange of information and attorney-client communication and privileges; and provided, further, that, notwithstanding anything to the contrary contained in this Agreement, Parent and Purchaser shall not have any obligation under this Agreement, and the Company shall not without Parent’s prior written consent commit or agree, to (i) dispose or transfer any assets, or to commit to cause the Company to dispose of any of its assets or properties; (ii) license or otherwise make available to any Person, any technology or other Intellectual Property Rights, or commit to cause any Seller or the Company to license or otherwise make available to any Person any technology or other Intellectual Property Rights; (iii) hold separate any assets or operations (either before or after the Closing Date), or commit to cause the Company to hold separate any assets or operations; (iv) make any commitment (to any Governmental Authority or otherwise) regarding its future operations or the future operations of the Company; or (v) engage in litigation or other adversary proceedings, whether judicial or administrative, concerning the legality of this Agreement or any of the transactions contemplated hereby under any Competition Law.

6.03         Public Announcements.  On or after the date hereof, Parent and its Affiliates shall be entitled to issue one or more press releases announcing the entry into this Agreement and the Transaction; provided, however, that Parent and its Affiliates shall allow Agent an opportunity to comment on such releases or announcements in advance of such issuances and to consider such comments in good faith.  Until the Parent and its Affiliates issue their first press release announcing the entry into this Agreement and the Transaction, neither the Company nor the Sellers shall make any public announcement regarding the Transaction. Following the initial public announcement of the Transaction, Sellers and the Company may make announcements regarding the Transaction to any employees, customers, suppliers and others having dealings of the Company; provided, however such announcements may not include any material non-public information regarding the Transaction or the Parties hereto.

6.04         Pre-Closing Due Diligence; Access to Information.

(a)           From the date of this Agreement until the first to occur of the termination of the Pre-Closing Period or the termination of this Agreement, the Company shall permit Parent, Purchaser and their respective Representatives to make all investigations and inspections of the Company, the Business, and all other documents and information related to the Company or the Business, as Parent or Purchaser reasonably deems necessary, including with respect to the Company’s product pipeline, current product Contracts, customers, raw material suppliers, manufacturers, product development partners and employees, Parent and its Representatives (the “Phase II Diligence”).  In connection therewith, the Company shall provide Parent, Purchaser and their respective Representatives access to the Company’s premises, customers, suppliers, employees, management, books, records, Contracts and documents of or pertaining to the Company as Parent, Purchaser or their respective Representatives may from time to time reasonably request; provided, however: (i) in no event will the Company be required to furnish any documents or information that the Company is required by Law or Order to keep confidential, or that would reasonably be expected to jeopardize the status of such document or information as privileged or work product; and (ii) in no event shall Parent or Purchaser contact any customers, suppliers, manufacturers, product development partners or employees without prior written notice to Agent and, in such event, (A) Parent and Purchaser shall permit Agent or his Representatives to be present at all such meetings and (B) Parent, Purchaser, Agent and its Representatives shall follow a mutually agreed upon script at all such meetings.    The access and investigation referred to in the preceding sentence shall be made upon reasonable notice and shall be conducted in a manner which does not unreasonably interfere with the operations of the Business.  All such information and access shall be subject to the terms and conditions of the Letter Agreement, dated March 19, 2013, by and among Parent and the Company (the “Confidentiality Agreement”).

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(b)           Within three Business Days of the execution of this Agreement, Parent shall deliver to Agent a listing of all pipeline products being pursued or developed by Parent or its Affiliates as of that date which are relevant to the determination of the Earn-Out Payment in accordance with Section 2.06.  Parent shall deliver to Agent an update of such listing in connection with Agent’s and Purchaser’s update of Schedule 2.06(a)(i) and Schedule 2.06(a)(ii) under Section 2.06(a) (Earn-Out).

(c)           As soon as reasonably practicable, but in any event no later than 30 days after the end of each calendar month after the date hereof, the Company shall deliver to Parent true and complete copies of the unaudited balance sheet of the Company and the related statements of operation, cash flows and members’ equity, as, at and for the last day of such month, which financial statements shall be prepared on a basis consistent with the Audited Financial Statements.

6.05             Notification of Certain Matters.  Each of the Parties hereto shall promptly notify the others in writing of: (a) receipt of any notice from any third party alleging that the consent of the third party is or may be required in connection with the Transaction; (b) any Company Material Adverse Effect; (c) any material Proceedings commenced or, to its Knowledge, threatened; involving or affecting a Seller or the Company or any of their respective properties or assets, (d) any representation or warranty made by the Party contained in this Agreement becoming untrue or inaccurate in any respect; and (e) any failure to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Notwithstanding anything in this Agreement to the contrary, no notification or investigation by any Party shall affect the representations, warranties or covenants of any Party or the conditions to the obligations of any Party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

6.06	No Solicitation.

(a)           From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to ARTICLE IX, the Company, the Sellers and their respective Affiliates shall, and shall cause their respective Representatives not to, directly or indirectly: (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, a proposal to acquire the Company or any material assets of the Company (an “Acquisition Proposal”); (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Parent, Purchaser or any of the their respective Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Parent, Purchaser or any of their respective Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Parent, Purchaser or any of their respective Representatives, as applicable) to make or effect an Acquisition Proposal; or (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal.  Company and each Seller represent and warrant that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

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(b)           Company shall notify Parent as promptly as possible and no later than one Business Day after receipt by the Company or any Seller (or their respective Representatives) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person that informs the Company or any Seller (or their respective Representatives) that it is considering making, or has made, an Acquisition Proposal.  Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

6.07         Insurance.  Parent agrees that it shall cause the Company: (a) to purchase and maintain (at Parent’s sole cost and expense) fully prepaid “tail” insurance coverage to the current policy of directors’ and officers’ liability insurance maintained by the Company, which tail policy shall be effective for a period from Closing through and including the date that is six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing; and (b) maintain product liability insurance covering all Products distributed by the Company prior to the Closing Date for a period from Closing through and including the date that is seven years after the Closing Date.  Upon request of Agent, Parent or its Affiliates shall provide Agent with reasonable evidence of such coverage (e.g., a certificate of insurance with respect thereto).  The tail policy purchased under subsection (a) in this Section 6.07 shall constitute the sole recourse and source of recovery of any Seller against the Company with respect to any claim for acts or occurrences prior to Closing.    Attached to Exhibit L hereto are the Broker of Record Letters executed by the Company appointing Willis of Illinois, Inc. as broker of record on the Company directors’ and officers’ liability insurance and product liability insurance policies identified therein, which will allow Parent to procure and maintain the insurance policies identified in subsections (a) and (b) above in this Section 6.07.  The Company shall not withdraw or revoke such Broker of Record Letters unless this Agreement is terminated pursuant to Article IX hereof.

6.08         Disclosure Schedule Updates; Updated Financials.

(a)           Disclosure Schedule Updates.

(i)           Within three Business Days of the execution of this Agreement, the Company shall deliver an updated Disclosure Schedule solely to reflect any matter or information that was initially redacted from the Disclosure Scheduled delivered prior to the date of this Agreement, which information is to be disclosed to Parent, Purchaser and their respective Representatives as part of the Phase II Diligence.  For purposes of this Agreement, the updated Disclosure Schedule to be delivered pursuant to this Section 6.08(a), shall supersede and replace the initial Disclosure Schedule in all respects, including, without limitation, determining compliance with the representations and warranties set forth in ARTICLE IV and determining whether the conditions set forth in Section 8.02(a) (and, for avoidance of doubt, not Section 8.02(f)) have been satisfied.

(ii)          The Company may, by delivery at least five Business Days prior to the Closing, supplement and update the Disclosure Schedule to reflect any matter or information arising after the date of this Agreement that is required to be disclosed pursuant to Section 6.05(d); provided that such update, supplement or amendment to the Disclosure Schedule shall not: (a) not cure or otherwise affect any breach of any representation, warranty or covenant occurring on the date of this Agreement or at the Closing Date; or (b) be deemed to have modified the representations, warranties or covenants of the Company herein for purposes of determining whether the conditions set forth in ARTICLE VIII have been satisfied.

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(b)           Updated Financials.  Between the signing of this Agreement and the Closing, the Company shall provide the Purchaser: (i) within ten (10) Business Days after the end of each month, an unaudited monthly balance sheet as of the end of such month and related unaudited statements of operations, cash flows and members’ equity of the Company for such monthly period then ended; and (ii) within ten (10) Business Days after the end of each fiscal quarter, unaudited quarter-end balance sheet as of the end of such quarter and related unaudited statements of operations, cash flows and members’ equity of the Company for such quarterly period then ended (together with the financial statements in (i), the Updated Financials”).  The Updated Financials shall: (A) be true, correct and complete in all material respects; (B) be derived from and prepared in accordance with the information contained in the Books and Records; (C) be prepared in accordance with GAAP, consistently applied, throughout the periods covered thereby; and (D) present accurately and fairly in all material respects the assets, liabilities (including all reserves), financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject to, with respect to the Additional Unaudited Statements, (1) the absence of footnote disclosures and other presentation items, and (2) changes resulting from normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material).  Upon delivery to the Purchaser, the Additional Unaudited Statements shall be considered “Unaudited Financials” for purposes of this Agreement.  There shall be no changes in the method of application of the Company’s accounting policies or changes in the method of applying the Company’s use of estimates in the preparation of the Updated Financials as compared with the Audited Financial Statements.

6.09         Payout Spreadsheet.  The Company shall deliver as soon as practicable but not later than five Business Days prior to the Closing, a Payout Spreadsheet in form and substance reasonably satisfactory to Parent (the “Payout Spreadsheet”), setting forth the name of each Seller, holder of Indebtedness and payee of Transaction Expenses to be paid at Closing, and with respect to each such Person: (a) the amounts due or payable; (b) the bank account information to which payment by wire transfer should be delivered; (c) such Person’s mailing address; and (d) such other information reasonably requested by Parent or Agent.

ARTICLE VII
OTHER COVENANTS

7.01         Further Assurances.

(a)           After the Closing, and without further consideration, each Seller covenants and agrees that he or it will execute and deliver to Purchaser such further instruments of transfer and assignment as Purchaser may reasonably request in order to more effectively convey and transfer the Purchased Units to Purchaser.

(b)           Each of the Sellers covenants and agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

7.02         Access to Books and Records.  From and after the Closing, Purchaser shall, and shall cause the Company, to provide Agent and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the Books and Records of the Company solely for the purpose of preparing or responding to any inquiry regarding any Tax Returns of a Seller or the Company required to be filed by the Sellers or Agent, including any Tax Returns filed by the Company with respect to Pre-Closing Tax Periods.  The Company shall not, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any of the Books and Records of the Company related to Taxes during a Pre-Closing Tax Period without first offering to surrender to Agent such Books and Records or any portion thereof which Parent, Purchaser or the Company may intend to destroy, alter or dispose of, unless otherwise consented to in writing by Agent.

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7.03         Confidentiality.  Each Seller covenants and agrees that he or it will, and that he or it will cause each of his or its Affiliates, Related Parties and their respective Representatives to, for a period of five years after the Closing Date (except with regards to Trade Secrets for which the duration shall be perpetual), keep confidential and not, directly or indirectly, divulge to any Person or use for his or its own benefit, any Confidential Information, except for disclosures requested or required by oral question or request for information or documents in any legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process, and then only in accordance with the procedure hereinafter described, or otherwise required by Law (including disclosures required in any Tax Return).  “Confidential Information” means: (a) the terms and conditions of this Agreement (including the consideration to be paid hereunder), the course of dealing between the Parties hereunder (including any dispute between the Parties) and the occurrence of the Transaction and any of the transactions contemplated by this Agreement or any Ancillary Agreement; and (b) any Trade Secrets or proprietary information of the Company, including plans for research or products, databases, computer programs, other original works of authorship, marketing and sales plans, business plans, budgets and financial information, prices and costs, customer lists, supplier lists, information regarding the skills and compensation of the employees and contractors of the Company and any other non-public business information.  The term “Confidential Information” includes all of the foregoing information, rights and materials, whether tangible or intangible, whether in written, oral, chemical, magnetic, photographic, optical or other form, in all stages of research and development, and whether now existing, or previously developed or created.  The term “Confidential Information” does not include any information that is or becomes generally available to the public other than as a result, directly or indirectly, of a breach of this Section 7.03, or other legal or fiduciary obligation of confidentiality owing to Purchaser, Parent or the Company, by any Person that is subject to this Section 7.03.  If any Person that is subject to this Section 7.03 is requested or required to disclose any Confidential Information pursuant to a subpoena, court order or other similar process, such Person must provide written notice to Purchaser of such request or requirement so that Purchaser may seek an appropriate protective order or such other reasonable assurance that confidential treatment will be afforded to the Confidential Information.  In the event that no such protective order is issued or assurance regarding confidential treatment is obtained, and such Person is, based on written advice of his or its counsel, compelled to disclose such Confidential Information under threat of liability for contempt of court or other censure or penalty, such Person may disclose Confidential Information that such Person’s counsel advises is legally required to be disclosed in accordance with and for the limited purpose of compliance with such subpoena, court order or process, without liability under this Section 7.03.

7.04	Employees.

(a)           Post-Closing Employee Salary & Wages.  Upon the Closing, each Company Employee shall continue his or her employment with the Company on an at-will basis at salary or hourly wage rates (as the case may be) generally comparable to the salary or wage rates received by the Company Employee as of immediately prior to the Closing, provided such Company Employee has satisfied Purchaser’s standard employment prerequisites applicable to its employees, the employment of Company Employee would not otherwise be prohibited by Law, have an adverse effect on Purchaser’s business or be contrary to pharmaceutical industry best practices with respect to compliance (such qualifying employees, the “Post-Closing Employees”). For the avoidance of doubt, the employment of a Company Employee may not be continued if that Company Employee is or has been: (i) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (ii) excluded, debarred, or suspended from, or otherwise ineligible to participate in, a “Federal Health Care Program” as defined in 42 U.S.C. § 1320a-7b(f), as amended from time to time, or any other governmental payment, procurement or non-procurement program; (iii) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List; (iv) convicted of a criminal offense that falls within the ambit of 21 U.S.C. § 335a or 42 U.S.C. § 1320a-7, but has not yet been excluded, debarred, suspended or otherwise declared ineligible; (v) convicted of any offense under the Federal Food, Drug and Cosmetic Act, or in any way otherwise relating to the development or approval, including the process for development or approval, of any drug product; or (vi) convicted of any offense in connection with the delivery of or payment for a health care benefit, item, or service.

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(b)           Post-Closing Employee Benefits.  From and after the Closing Date until the date falling three months after the Closing Date, Parent shall cause the Company to extend to the Post-Closing Employees that continue to be employed by the Company, Parent or its Affiliates (including their eligible dependents) benefit plans, programs and arrangements that are not materially less favorable in the aggregate to the employee benefit plans, programs and arrangements (in each case other than equity and severance arrangements) received by them from the Company immediately prior to Closing.  To the extent that the Post-Closing Employees are employed by the Company, Parent or its Affiliates after the date falling three months after the Closing Date, they will be offered certain benefits under the plans maintained by Parent or its Affiliates, as determined by Parent in its sole discretion.  Any Post-Closing Employee terminated prior to the date falling six months after the Closing Date shall receive as their exclusive severance payment an amount equal to 2 weeks of salary for every year of service with the Company.  Notwithstanding the foregoing, neither Parent nor Purchaser shall assume any liability with respect to, and the Sellers shall remain responsible for, severance agreements, plans or policies for the Company Employees in effect as of the Closing Date and the Company shall provide to Purchaser evidence of termination of all severance arrangements before the Closing Date, other than the severance arrangements with the Persons set forth on Schedule 7.04(b)(i).  Notwithstanding anything stated herein, the Sellers shall be responsible for any severance payments to the Persons set forth on Schedule 7.04(b)(ii).

(c)           Limitations.  The Parties acknowledge and agree that the Company Employees and the Post-Closing Employees are not intended to be third party beneficiaries under, and shall have no rights (including any right to continued employment) in respect of any of the provisions of this Agreement, including this Section 7.04.  Nothing contained in this Section 7.04 shall: (i) be construed to restrict Parent’s, Purchaser’s, the Company’s or any of their respective Affiliates’ ability after the Closing Date to terminate the employment of any Post-Closing Employee; or (ii) shall constitute an amendment to or any other modification of any employee benefit or other compensatory plan, policy or arrangement.  The Parties acknowledge and agree that after the Closing, it is anticipated that the Company will be liquidated into an Affiliate of Parent.  Parent and Purchaser may freely transfer the employment of the Post-Closing Employees to any of Parent’s Affiliates or their respective Subsidiaries, subject to the obligations set forth in Section 7.04(a) and (b).

7.05         Cash and Cash Equivalents of the Company.  Notwithstanding anything in this Agreement to the contrary, the Parties agrees that Sellers shall be permitted to cause, and Sellers shall use reasonable best efforts to cause, all Cash and Cash Equivalents held by the Company as of the Closing to be transferred to Sellers prior to the Closing.  Purchaser and Parent agree that if any cash or cash equivalents held by the Company as of the Closing Date is not transferred to Sellers prior to the Closing, then such Cash and Cash Equivalents shall be promptly transferred in the manner directed by Agent by wire transfer of immediately available funds in U.S. dollars to the account or accounts for each Seller designated in writing by Agent.

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ARTICLE VIII
CONDITIONS TO THE CLOSING

8.01         Conditions to the Obligations of Each Party.  The respective obligations of the Company, Sellers, Parent and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by each Party in writing prior to the Closing:

(a)           No Orders and Injunctions.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order, that is then in effect and has the effect of preventing or prohibiting consummation of the transactions contemplated by this Agreement or otherwise imposing material limitations on the ability of Parent or Purchaser effectively to acquire or hold the Business of the Company; provided, however, that each of the Parties hereto shall use its commercially reasonable efforts to have any such Order vacated.

(b)           No Threatened Governmental Litigation.  There shall not be pending or threatened any lawsuit, litigation, action, or other Proceeding commenced by a Governmental Authority under any Competition Law seeking to prohibit, prevent, limit, or otherwise restrain the consummation of the transactions contemplated hereby.

(c)           Regulatory Compliance.  All waiting periods applicable to the transactions contemplated hereby under the HSR Act or any other Competition Law shall have expired or been terminated; and all Permits required from any Governmental Authority under any Competition Law for the consummation of the transactions contemplated hereby shall have been issued or obtained.

(d)           No Litigation.  No Proceeding shall have been instituted or threatened or claim or demand made against the Company, a Seller, Parent or Purchaser seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the transactions contemplated hereby.

8.02         Conditions to Obligations of Parent and Purchaser.  The obligations of Parent and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior the Closing, of each of the following additional conditions, unless waived by Parent in writing prior to the Closing:

(a)           Representations and Warranties.  (i) The representations and warranties of the Sellers set forth in ARTICLE III and of the Company set forth in ARTICLE IV (as the latter are qualified by the Disclosure Schedule and any updates thereto pursuant to Section 6.08), except for the Seller Fundamental Representations, shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except (for purposes of this Closing condition only and not for purposes of any indemnity claims under Article XI) where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the Seller Fundamental Representations (excluding for purposes of this clause (ii) of this Section 8.02(a), the representations and warranties related to Taxes set forth in Section 4.18) shall have been true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those Seller Fundamental Representations that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period); and (iii) the representations and warranties of the Company set forth in Section 4.18  shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except (for purposes of this Closing condition only and not for purposes of any indemnity claims under Article XI) where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect.

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(b)           Covenants and Agreements.  The Company and Sellers shall have performed and complied, in all material respects, with their respective covenants and agreements required to be performed, satisfied or complied with by them hereunder on or prior to the Closing, except where the failure to perform such covenants and agreements would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           No Material Adverse Effect.  No circumstance, effect, event or change shall have occurred prior to the Closing which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect or a Purchaser Material Adverse Effect.

(d)           Consents.  Parent shall have received evidence that the consents identified on Schedule 8.02(d) of the Disclosure Schedule have been obtained.

(e)           Deliveries.  Parent or Purchaser shall have received, as applicable, each of the deliveries required to be made by the Company and the Sellers pursuant to Sections 2.05(c)(v) and (d).

(f)            Phase II Diligence.  The Company shall have provided all requested Phase II Diligence information in accordance with Section 6.04, and the Phase II Diligence shall not have revealed: (i) any undisclosed Liability or contingent Liability related to the Company’s customers or suppliers, which individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect; (ii) any unanticipated changes in the business relations between the Company and its customers and suppliers, which individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect; (iii) any adverse change in the profitability of the Company’s business relationships with its customers or suppliers, which individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect (each event described in subsections (i)-(iii), a “Phase II Diligence Termination Event”).

(g)           Pre-Signing Diligence.  For purposes of determining the obligations of Parent and Purchaser to consummate the transactions contemplated by this Agreement (and, for avoidance of doubt, not for purposes of determining any indemnification obligations under ARTICLE XI), neither the Company nor any Seller shall be deemed to have breached any representation, warranty, covenant, agreement, undertaking or obligation with respect to matters involving, or otherwise related to compliance (or failure to comply) with U.S. and foreign tax Laws relating to any withholding tax due or payable with respect to a foreign Person, if Parent, Purchaser, any Affiliate of Parent or Purchaser or any of their respective Representatives was aware prior to the date hereof of a breach of, or inaccuracy in, or of any facts or circumstance constituting or resulting in the breach of, or inaccuracy in, such representation or warranty or the inability of any Seller or the Company to adhere to or perform such covenants, agreements, undertakings or obligations prior to the Closing Date.

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8.03         Conditions to Obligations of the Sellers and the Company.  The obligations of each Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior the Closing, of each of the following additional conditions, unless waived by each Seller and the Company in writing prior to the Closing:

(a)           Representations and Warranties.  (i) The representations and warranties of Parent and Purchaser set forth in ARTICLE V (except for the Purchaser Fundamental Representations) shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period); and (ii) the Purchaser Fundamental Representations shall have been true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those Purchaser Fundamental Representations that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period).

(b)           Covenants and Agreements.  Parent and Purchaser shall have performed and complied in all material respects with their respective covenants and agreements required to be performed, satisfied or complied with by them hereunder on or prior to the Closing.

(c)           Deliveries.  Each Seller and the Company shall have received, as applicable, each of the deliveries required to be made by Parent and Purchaser pursuant to Sections 2.05(c)(i)-(iv) and (e).

ARTICLE IX
TERMINATION

9.01         Termination.  This Agreement may be terminated by the Parties at any time prior to the Closing as follows:

(a)           Parent and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           At any time after May 9, 2014 (the “Outside Date”), either Parent or any Seller may terminate this Agreement by giving written notice to non-terminating Party if the Closing shall not have occurred on or before such Outside Date and such failure to consummate is not caused by a breach of this Agreement by the terminating Party;

(c)           Either Parent or any Seller may terminate this Agreement at any time before the Closing by giving written notice to the other Parties in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

(d)           Parent may terminate this Agreement by giving written notice to the Sellers and the Company at any time prior to the Closing, if: (i) any Seller or the Company has materially breached or failed to comply with its warranties, representations or obligations under this Agreement such that the conditions set forth in Sections 8.02(a) or (b) would not reasonably be expected to be satisfied, and such breach or failure to comply is incapable of being cured by the Outside Date; and/or (ii) a Phase II Diligence Termination Event has occurred; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to Section 9.01(d)(i) if Parent or Purchaser is in breach or violation of its representations, warranties or covenants contained in this Agreement; and

(e)           With the consent of each Seller, the Sellers may terminate this Agreement by giving written notice to Parent at any time prior to the Closing, if Parent or Purchaser has materially breached or failed to comply with its warranties, representations or obligations under this Agreement such that the conditions set forth in Sections 8.03(a) or (b) would not reasonably be expected to be satisfied, and such breach or failure to comply is incapable of being cured by the Outside Date; provided, however, that Sellers shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if any Seller is in breach or violation of its representations, warranties or covenants contained in this Agreement.

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9.02         Effect of Termination.  If this Agreement is validly terminated pursuant to this ARTICLE IX, this Agreement shall forthwith become null and void and there will be no liability or obligation on the part of the Sellers, the Company, Parent or Purchaser (or any of their respective Affiliates and Representatives), except as provided in the next succeeding sentence and except that the provisions of ARTICLE XIII and the Confidentiality Agreement will continue to apply following any such termination.  Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Sections 9.01(b), (c), (d) or (e), the Sellers and the Company, on the one hand, will remain liable to Parent and Purchaser, on the other hand, and Parent and Purchaser, on the one hand, will remain liable to the Sellers and the Company, on the other hand, for any fraud or any willful breach of a covenant contained in this Agreement by such Party existing at the time of such termination (it being acknowledged and agreed by the Parties hereto that the failure to close the Transaction by any Party that was otherwise obligated to do so under the terms of ARTICLE VIII shall be deemed to be a willful and material breach of this Agreement.)

ARTICLE X
TAXES

10.01	Payment of Taxes.

(a)           The Sellers shall timely pay all Taxes of the Company attributable to Tax periods (and the portion of any Straddle Period) ending on or before the Closing Date to the extent such Taxes are not adequately provided for as a current liability for purposes of determining the Final Working Capital (“Pre-Closing Taxes”).  For the avoidance of doubt, Pre-Closing Taxes includes, without limitation, Payroll Taxes and for further avoidance of doubt, the issue of Transfer Taxes shall be addressed in the manner set forth in Section 10.07.

(b)           In the case of Taxes (other than Transfer Taxes) that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be:  (i) in the case of Income Taxes or any other Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property or other assets,  payments or accruals to other persons (including wages), or any other similar transaction or transactions, the amount that would be payable for the portion of the Straddle Period ending on the Closing Date if the Company filed a separate Tax Return with respect to such Taxes solely for the portion of the Straddle Period ending on the Closing Date; and  (ii) in the case of any Taxes that are imposed based upon the passage of time, an amount equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) above, any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

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10.02	Tax Returns.

(a)           The Sellers shall, at the Sellers’ expense, cause to be prepared and timely filed: (i) the final Income Tax Returns for the Company for the portion of calendar year 2014 ending with the close of business on the Closing Date; and (ii) all other Tax Returns of the Company that relate to Tax periods ending on or before the Closing Date that are due on or before the Closing Date (collectively, “Seller Prepared Returns”).  To the extent permitted under applicable Law, the Seller Prepared Returns shall be prepared in accordance with existing procedures and practices and accounting methods of the Company as in effect on the date hereof.  The Sellers shall furnish such Seller Prepared Returns to Parent for its review at least 20 days prior to the due date (including any extensions thereof) for filing such Seller Prepared Returns and the Sellers shall consider Purchaser’s comments in good faith. To the extent that the Taxes due with respect to any such Seller Prepared Returns are not adequately provided for in determining the Final Working Capital, Sellers shall pay such Taxes at the time such Seller Prepared Return is filed.

(b)           Except as otherwise provided in Section 10.02(a), Parent shall, at Parent’s expense, cause to be prepared and timely filed all Tax Returns of the Company that are required to be filed after the Closing Date that relate to any period prior to the Closing Date including, but not limited to, Tax Returns for any Straddle Period. Purchaser shall furnish such Tax Returns to Agent for its review at least 20 days prior to the due date (including any extensions thereof) for filing such Tax Returns and Parent shall consider Agent’s comments in good faith.  To the extent that the Taxes due with respect to any such Tax Return are not adequately provided for in determining the Final Working Capital, Sellers shall reimburse Parent for such Taxes within five (5) Business Days of Parent’s written request, to the extent such Taxes are attributable to any taxable period ending on or before the Closing Date (or any portion of a Straddle Period ending on the Closing Date).

10.03	Cooperation.

(a)           Each of the Parties shall provide each other with such assistance as may reasonably be requested by any other Party in connection with the preparation of any Tax Return or any Tax Contest.  Such assistance shall include making employees available on a mutually convenient basis, and at no cost to the requesting Party, to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material.

(b)           Parent shall or shall cause Company and its Subsidiaries to (i) retain all books and records with respect to Tax matters pertinent to the Company relating to Pre-Closing Tax Period until the expiration of the statute of limitations (including any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) provide Agent with reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Agent so requests, Parent will allow Agent to take possession of such books and records.

10.04       Tax Contests.  In the event that any Governmental Authority informs a Party of any audit, litigation, dispute, or other proceeding with respect to Taxes attributable to a Pre-Closing Tax Period or Straddle Period (collectively, a “Tax Contest”), the Party so informed shall notify the other Party of such matter promptly, and in all events within five (5) Business Days, after receiving notice of such Tax Contest; provided that failure to promptly notify shall not reduce the other Party’s indemnity obligation hereunder except to the extent such Party’s ability to defend against such matter is actually prejudiced thereby.  Agent shall, at Sellers’ cost and expense, control the conduct and defense of any Tax Contest relating to Tax matters of the Company for periods ending on or before the Closing Date, and Agent shall, at Sellers’ cost and expense, control the conduct and defense of any Tax Contest relating to Tax matters of the Company for any Straddle Period; provided, however, Parent may, at its option, elect to jointly control such Tax Contest, at its own cost and expense, related to any Straddle Period and, if the Company could be held liable for any Tax obligations related thereto, any Pre-Closing Tax Period.  Each Party shall, however, keep the other Party informed of all developments on a timely basis, shall provide the other Party with copies of any and all written correspondence received from the Governmental Authority related to such Tax Contest and shall provide the other Party with the opportunity to attend conferences, hearings and other meetings with or involving the Governmental Authority and to review and provide comments with respect to written responses provided to the Governmental Authority with respect to such Tax Contest.  Each Party shall consult the other Party and obtain the other Party’s consent (which shall not be unreasonably withheld, conditioned or delayed) prior to accepting any proposed adjustment or entering into any settlement or agreement in compromise regarding any Taxes to the extent such proposed adjustment, settlement or agreement in compromise would give rise to an indemnification obligation pursuant to the terms of this Agreement.

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10.05       Refunds.  Any refund or other overpayment of Taxes (including any interest with respect thereto) of the Company for any period ending on or prior to the Closing Date (including refunds attributable to the portion of any Straddle Period ending on the Closing Date) shall, to the extent such Tax refund, overpayment and/or interest is not reflected as an asset in Final Working Capital,  be the property of the Sellers, net of any expenses.  If Parent or the Company receives any such Tax refund, overpayment, or interest after the Closing Date, Parent shall, or shall cause the Company to pay over such Tax refund, an amount equivalent to any overpayment and/or interest to the Sellers, to the extent such Tax refund, overpayment and/or interest is not reflected as an asset in Final Working Capital, within five (5) Business Days of receipt of such Tax refund, net of any expenses.

10.06       Post-Closing Actions.  Unless required by a change in circumstance or Law occurring after the Closing Date, without the advance written consent of the Agent,  neither the Company, Parent nor any of their respective Affiliates shall: (a) (i) initiate contact with any Governmental Authorities in relevant jurisdictions to disclose any actual or potential inaccuracies, errors or omissions relating to how the Company dealt with its Tax reporting obligations prior to the Closing Date; (iii) change any election made by the Company prior to the Closing Date with respect to Taxes; or (ii) file any Tax Return for or on behalf of the Company that was not filed by the Company prior to the Closing Date, if a reasonably foreseeable consequence of any such action would be to increase any of the Sellers’ potential liability to either make indemnification payments under this Agreement or result in the imposition of additional liability for Taxes on such Seller, or (b) file any written agreement setting forth the terms of a remediation framework (the “Framework”) relating to any sales and use Taxes arising prior to the Closing Date, unless mutually agreed upon and negotiated in good faith by the Parties.

10.07       Transfer Taxes.  All transfer, sales, use, documentary, property, or similar Taxes applicable to, imposed upon or arising out of the transfer of the Membership Interests or any other transaction contemplated by this Agreement (“Transfer Taxes”) shall be paid 50% by Purchaser and 50% by the Sellers.

10.08       Adjustments to Purchase Price.  All payments by any Sellers to Purchaser or by Purchaser/Parent or the Company after the Closing to any Seller under this ARTICLE X shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

10.09       Allocation of Purchase Price.  Purchaser and the Sellers agree that the Purchase Price (including assumed liabilities) shall be allocated among the assets of the Company based upon the fair market values thereof in accordance with Section 1060 of the Code.  Within the latter of 90 calendar days after the Closing Date or determination of the Final Working Capital Amount, Parent shall cause to be delivered to Agent the initial asset allocation statement on Internal Revenue Service Form 8594 (or successor form) on a basis consistent with the principles set forth on Schedule 10.09 (the “Initial Allocation”).  Agent shall have the right to review and raise any objections with Parent in writing to the Initial Allocation within 30 calendar days after the receipt thereof.  If Agent does not timely raise any objections, the Initial Allocation shall become the “Final Allocation.”  If Agent disagrees with respect to any material item in the Initial Allocation, the Parties shall negotiate in good faith to resolve the dispute.  If the Parties are unable, within 20 calendar days after receipt by Parent of such notice of objections, to resolve the disputed items, such disputed items will be referred to the Accounting Firm and, except as set forth specifically in this Section 10.09, the procedures set forth in Section 2.04(c) shall be followed and apply with respect to such dispute mutatis mutandis.  The Accounting Firm shall, within 60 calendar days, deliver to Parent and Agent a written report setting forth its determination as to such disputed items (and only such disputed items), and its determinations will be conclusive and binding upon the Parties thereto for purposes of the Final Allocation.  The Accounting Firm’s fees, costs and expenses shall be borne equally by each Party.  Parent and the Sellers agree to report the transactions contemplated herein in accordance with the Final Allocation for all Tax reporting purposes and to not take any position during the course of any audit or other proceeding inconsistent with the Final Allocation, unless required by a final non-appealable determination of the applicable Governmental Authority.

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ARTICLE XI
INDEMNIFICATION

11.01       Indemnification by Each Seller.  Subject to the limitations set forth in Section 11.06, from and after the Closing Date, each Seller covenants and agrees, severally and not jointly, to indemnify, defend and hold harmless Parent, Purchaser, their respective Affiliates, including after Closing, the Company, and their respective managers, members, officers, directors, stockholders, employees and agents (collectively, the “Purchaser Indemnitees”) from and against the entirety of any Loss that the Purchaser Indemnitees may suffer that results from, arises out of, relates to, is in the nature of, or is caused by, directly or indirectly, any one or more of the following:

(a)           any breach or alleged breach of any representation or warranty of such Seller, other than a Seller Fundamental Representation, contained in this Agreement or in any schedule (including the Disclosure Schedule) hereto or in any certificate or instrument delivered at the Closing by or on behalf of such Seller pursuant to this Agreement;

(b)           any breach or alleged breach of any Seller Fundamental Representation of such Seller contained in this Agreement;

(c)           any nonfulfillment, nonperformance or other breach, or alleged nonfulfillment, nonperformance or alleged breach, by such Seller of any covenant, agreement or undertaking of such Seller contained in this Agreement that is to be fulfilled, satisfied or performed prior to the Closing Date; and

(d)           any nonfulfillment, nonperformance or other breach, or alleged nonfulfillment, nonperformance or alleged breach, by such Seller of any covenant, agreement or undertaking of such Seller contained in Section 6.03, Section 7.01(a), Section 7.03, Section 7.04(b), Article X (but only to the extent such covenants, agreements or undertakings relate to Income Tax or Payroll Tax matters), and Section 13.03 to be fulfilled, satisfied or performed following the Closing Date.

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11.02       Indemnification by the Sellers.  Subject to the limitations set forth in Section 11.06, from and after the Closing Date, each Seller covenants and agrees, jointly and severally, to indemnify, defend and hold harmless the Purchaser Indemnitees from and against the entirety of any Loss that the Purchaser Indemnitees may suffer that results from, arises out of, relates to, is in the nature of, or is caused by, directly or indirectly, any one or more of the following:

(a)           any breach or alleged breach of any representation or warranty of the Company, other than a Seller Fundamental Representation, contained in this Agreement or in any schedule (including the Disclosure Schedule) hereto or in any certificate or instrument delivered at the Closing by or on behalf of the Company pursuant to this Agreement;

(b)           any breach or alleged breach of any Seller Fundamental Representation of the Company contained in this Agreement;

(c)           any nonfulfillment, nonperformance or other breach, or alleged nonfulfillment, nonperformance or alleged breach, by the Company of any covenant, agreement or undertaking of the Company contained in this Agreement that is to be fulfilled, satisfied or performed prior to the Closing Date;

(d)           any Indebtedness solely to the extent that such Indebtedness was not included in the computation of (i) the Closing Payment pursuant to Section 2.02(a) or (ii) Working Capital pursuant to Section 2.04;

(e)           any Transaction Expenses solely to the extent that such Transaction Expense was not included in the computation of: (i) the Closing Payment pursuant to Section 2.02(a); or (ii) Working Capital pursuant to Section 2.04;

(f)            Income Taxes attributable to all Pre-Closing Tax Periods, including, without limitation, Sellers’ obligation to pay Income Taxes pursuant to Article X;

(g)           Taxes (other than Income Taxes) attributable to Pre-Closing Tax Periods;

(h)           any condition relating to product-related Liability or arising from any product or service marketed, developed, produced, distributed or sold by the Company prior to the Closing Date;

(i)            any Liability relating to the operation of the Business arising on or prior to the Closing, other than those Liabilities included in the calculation of Final Working Capital or incurred in the Ordinary Course of Business (with the burden of proof thereof resting upon the Sellers);

(j)            any Liability relating to, arising under or in connection with any breach of Law by the Company to the extent that such Liability relates to, results from or is based upon any event or circumstances arising on or prior to the Closing;

(k)           (i) any employment related Liability with respect to employment or termination of employment on or prior to the Closing, (ii) any Liability with respect to severance arrangements with any Persons set forth on Schedule 7.04(b)(ii), (iii) any Liability relating to, arising under or in connection with any Employee Benefit Plan or ERISA Affiliate Plan, including any Liability under COBRA, in each case to the extent such Liability related to results from or is based upon any event or circumstances arising on or prior to the Closing, and (iv) any Liability under WARN or any similar Law , in each case to the extent such Liability relates to, results from or is based upon any event or circumstances arising on or prior to the Closing; and

(l)            with respect to any pre-Closing period, any officer, employee or agent of the Company, in their capacity as such, making an untrue statement of a material fact or fraudulent statement to FDA or any other Governmental Authority, failing to disclose a material fact required to be disclosed to FDA or any other Governmental Authority, or committing an act, making a statement, or failing to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

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11.03       Indemnification by Parent.  Subject to the limitations set forth in Section 11.06, from and after the Closing Date, Parent covenants and agrees to indemnify, defend and hold harmless Sellers, their respective Affiliates, including prior to the Closing, the Company, and their respective managers, members, officers, directors, stockholders, employees and agents (collectively, the “Seller Indemnitees”) from and against the entirety of any Loss that the Seller Indemnitees may suffer that results from, arises out of, relates to, is in the nature of, or is caused by, directly or indirectly, any one or more of the following:

(a)           any breach or alleged breach of any representation or warranty of Parent or Purchaser, other than a Purchaser Fundamental Representation, contained in this Agreement or in any schedule (including the Disclosure Schedule) hereto or in any certificate or instrument delivered at the Closing by or on behalf of the Company pursuant to this Agreement;

(b)           any breach or alleged breach of any Purchaser Fundamental Representation by Parent or Purchaser contained in this Agreement; and

(c)           any nonfulfillment, nonperformance or other breach, or alleged, nonfulfillment, nonperformance of breach, by Parent or Purchaser of any covenant, agreement or undertaking of Parent or Purchaser contained in this Agreement

11.04       Survival.  The representations and warranties set forth in this Agreement (including the Disclosure Schedule) and in any certificates or instruments delivered at the Closing in connection with this Agreement, shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect thereafter until the 18-month anniversary of the Closing Date, except that: (a) the representations and warranties set forth in Section 3.01 (Capacity of Seller and Power), Section 3.05 (Title to Purchased Units), Section 3.06 (Brokers’ Fees), Section 4.01 (Organization and Power), Section 4.02 (Subsidiaries), Section 4.04 (Capitalization; Purchased Units) and Section 4.18 (Tax Matters), but only to the extent such representations and warranties relate to matters involving Income Taxes (such representations and warranties collectively, the “Seller Fundamental Representations”) will survive indefinitely; and (b) the representations and warranties set forth in Section 4.20 (Employee Benefit Plans), Section 4.24 (Regulatory Matters) and Section 4.18 (Tax Matters) (other than Income Taxes) will survive until the 24-month anniversary of the Closing Date.  The covenants and agreements set forth in this Agreement to be performed prior to the Closing Date, including those set forth in ARTICLE VI, shall survive until the 18-month anniversary of the Closing Date.  The covenants and agreements set forth in this Agreement to be performed after the Closing Date, including those set forth in ARTICLE VII, shall survive indefinitely.  Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before termination or expiration of a representation, warranty, covenant  or indemnity obligation, a Claim Notice, then the applicable representation or warranty, covenant or indemnity obligation shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice.

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11.05	Claim Procedure/Notice of Claim.

(a)           A Purchaser Indemnitee or Seller Indemnitee entitled or seeking to assert rights to indemnification under this ARTICLE XI (an “Indemnified Party”) shall give prompt written notification (a “Claim Notice”) to Agent (on behalf of the Sellers) or Purchaser, as applicable, from whom indemnification is sought (an “Indemnifying Party”) which contains (i) a copy of all papers served, if any, and a statement that the Indemnified Party is entitled to indemnification under this ARTICLE XI for such Losses and a reasonable explanation of the basis therefor and (ii) the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim (the “Claimed Amount”); provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, unless the Indemnifying Party is materially prejudiced by such delay, deficiency or failure.  In the event that the Indemnified Party is entitled or seeking rights to indemnification under this ARTICLE XI which is not related to a third party claim, the provisions of Sections 11.05(a)-(c) shall govern.

(b)           Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount; (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount; or (iii) indicate that the Indemnifying Party does not yet have, and does not expect to have within such 30-day period, sufficient information to determine whether the Indemnified Party is entitled to receive any or all the Claimed Amount  (in the event of clause (ii) or (iii), the response shall be referred to as an “Claim Objection Notice”).  If no response is delivered by the Indemnifying Party to the Indemnified Party within such 30-day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be promptly (and in any event within ten Business Days) paid to the Indemnified Party.

(c)           In the event that following delivery of a Claim Objection Notice the Indemnifying Party and the Indemnified Party are unable to agree on whether Losses exist or on the amount of such Losses or on whether the Indemnified Party is entitled to indemnification hereunder for any or all such Losses within the 30-day period after delivery of a Claim Objection Notice, either the Indemnified Party or the Indemnifying Party may (but is not required to) petition or file an action in a court of competent jurisdiction for resolution of such dispute.

(d)           In the event that the Indemnified Party is entitled or is seeking to assert rights to indemnification under this ARTICLE XI relating to a third party claim, the provisions of Section 11.05(d)-(g) shall apply.  In such event, the Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any suit or other legal proceeding relating to such third party claim.  Such notification shall be given as soon as reasonably practicable, but in all cases within 30 days after receipt by the Indemnified Party of notice of such suit or proceeding, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed Losses, if then known; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any liability caused by or arising out of such delay, deficiency or failure.  If a third party claim is brought against an Indemnified Party and it gives proper notice to the Indemnifying Party of the commencement of such third party claim, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such third party claim and, to the extent that it wishes (unless (i) any Seller Party (if any Seller is the Indemnifying Party) or Parent or its Affiliates (if Parent or its Affiliates is the Indemnifying Party) is also a party to such third party claim and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such third party claim and provide indemnification with respect to such third party claim) to assume the defense of such third party claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such third party claim, the Indemnifying Party shall not, as long as it actively and diligently conducts such defense, be liable to the Indemnified Party under this ARTICLE XI for any fees of other counsel or any other expenses with respect to the defense of such third party claim, in each case incurred by the Indemnified Party in connection with the defense of such third party claim for the period that the Indemnifying Party is actively defending such claim.

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(e)           If proper notice is given to an Indemnifying Party of the commencement of any third party claim and the Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such third party claim: (i) the Indemnified Party will thereafter consult with the Indemnifying Party upon the Indemnifying Party’s reasonable request for such consultation from time to time with respect to such claim or Proceeding; (ii) if the Indemnifying Party does later deliver to the Indemnified Party the aforementioned written acknowledgement, then the Indemnifying Party will have the right to assume control of such defense and appoint lead counsel for the remainder of such defense, which counsel shall be reasonably acceptable to the Indemnified Party, or the Indemnifying Party may retain and direct the lead counsel previously retained by the Indemnified Party, and the Indemnifying Party will no longer be required to pay the fees and expenses of counsel retained by the Indemnified Party (unless such counsel is retained as lead counsel by the Indemnifying Party) so long as the Indemnified Party shall reasonably cooperate with the Indemnifying Party in any transition of such lead counsel; (iii) the Indemnifying Party will thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such claim or Proceeding; and (iv) the Indemnified Party shall not compromise, discharge or settle or admit liability in connection with such claims without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed unless such settlement or compromise includes provision for non-monetary relief).

(f)            If the Indemnifying Party assumes the defense of a third party claim: (i) no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages which are paid fully by the Indemnifying Party; (ii)  the Indemnifying Party shall have no liability with respect to any compromise or settlement of such claims effected by the Indemnified Party without the prior written consent of the Indemnifying Party; and (iii) the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, and shall have the right to participate, at the Indemnified Party’s sole expense, in such defense, with counsel selected by it.  Notwithstanding the foregoing, in the event the Indemnifying Party fails to conduct the defense or handling of any third party claim in good faith after having assumed such defense or handling, then the Indemnifying Party shall no longer have the right to defend such third party claim and the provisions of Section 11.05(d) shall govern.

(g)           Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a third party claim may materially adversely affect it other than as a result of monetary damages for which it could be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such third party claim.  The Indemnified Party shall not enter into any compromise or settlement in connection with any such third party claim without the Indemnifying Party’s prior written consent unless (i) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnifying Party, and (ii) the sole relief for which Indemnifying Party is responsible is monetary damages.

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(h)           Nothing in this Section 11.05 shall control a Tax Contest which shall be governed by Section 10.04.

11.06	Limitations on Liability.

(a)           Basket.  Purchaser Indemnitees shall not be entitled to indemnification arising under or related to Section 11.02(a) unless the aggregate amount of all Losses for which indemnification under such section sought by the Purchaser Indemnitees collectively exceeds $750,000 (the “Basket”), whereupon the Purchaser Indemnitees shall be entitled to indemnification for all such Losses in excess of $500,000.  Notwithstanding the foregoing, the Basket shall not be applicable to any Losses resulting from, arising out of or related to fraud, willful misconduct or willful breach.

(b)           Caps.

(i)           The Sellers shall have no liability, in the aggregate, under Section 11.01 and Section 11.02 in excess of $6,500,000; provided, however, such limitation shall not apply to Sections 11.01(b) and (d) and 11.02(b), (d), (e) and (f).  The Sellers shall have no liability under Sections 11.01(b) and (d) and 11.02(b), (d), (e) and (f) in excess of the Purchase Price, in the aggregate.

(ii)          Parent shall have no liability, in the aggregate, under Section 11.03 in excess of $6,500,000; provided, however, such limitation shall not apply to Section 11.03(b) and Section 11.03(c).  Parent shall have no liability under Section 11.03(b) and Section 11.03(c) in excess of the Purchase Price, in the aggregate.

(c)           No Double Indemnity.  No claim for indemnification may be made by a Purchaser Indemnitee and no indemnification shall be required to the extent that the Loss sustained or incurred by such Purchaser Indemnitee for which indemnification is sought were included in the calculation of Working Capital or deducted from the Closing Payment.

(d)           Effect of Knowledge.  Except with respect to matters known to Parent, Purchaser, any Affiliate of Parent or Purchaser or any of their respective Representatives as of the date of this Agreement involving, or otherwise related to compliance (for failure to comply) with U.S. and foreign tax Laws relating to any withholding tax due or payable with respect to a foreign Person, the right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation, inquiry or examination conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

11.07       Exclusive Remedies.  Following the Closing, the rights and remedies of the Parties under this ARTICLE XI are exclusive and in lieu of any and all other rights and remedies which the Parties may have under this Agreement or otherwise against each other with respect to the Transaction and the other transactions contemplated by this Agreement for monetary relief with respect to any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement, other than those which arise from fraud or willful misconduct, and each Party expressly waives any and all other rights or causes of action it or its Affiliates may have against the other Party or its Affiliates now or in the future under any Law with respect to the subject matter hereof.

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11.08	Satisfaction of Claims.

(a)           Each Seller’s indemnification obligation for Losses suffered by any Purchaser Indemnitee for which such Purchaser Indemnitee is entitled to payment under this ARTICLE XI shall be satisfied, at Parent’s sole option, by any one or more of the following:

(i)           Parent shall be entitled to set off the amount of such Loss against the aggregate amount of any Earn-Out Payment earned but unpaid to Seller pursuant to Section 2.06.

(ii)          Parent shall be entitled to determine the amount, if any, of such Loss to be satisfied from funds then remaining in the General Escrow Account, and Parent and Agent shall submit joint written instructions to the Escrow Agent to release such funds to the Purchaser Indemnitee pursuant to the terms of the Escrow Agreement.

(iii)         Parent shall be entitled to require Seller to tender to Parent or its Affiliates, and Parent or its Affiliates shall redeem from such Seller, that number of shares of the Stock Consideration received hereunder having a value equal to up to the amount of Losses to be satisfied.  Solely for the purposes of determining the number of shares of Stock Consideration to be tendered and redeemed, the Stock Consideration shall be deemed to have a value per share equal to the average trading price of the Parent’s common stock over the previous 20 trading day period (subject to adjustment to reflect any stock split, stock dividend, or the like with respect to the Stock Consideration prior to the redemption date).

(iv)         If the remedies under Sections 11.08(a)(i)-(iii) are insufficient to satisfy such Loss, then Sellers shall pay to such Purchaser Indemnitee any remaining amount due by wire transfer of immediately available funds.

(b)           Within ten Business Days after final resolution pursuant to Section 11.05 of any indemnification claim by any Purchaser Indemnitee hereunder, Parent shall notify Agent of the manner of satisfaction of such Loss with respect to each Seller.  Within ten Business Days after receipt of the foregoing notice, each Seller obligated to satisfy a portion of the Loss shall take all actions necessary to satisfy its indemnification obligation.

(c)           Within ten Business days after final resolution pursuant to Section 11.05 of any indemnification claim by any Seller Indemnitee hereunder pursuant to which any Seller Indemnitee is entitled to any payment, such payment shall be made by or on behalf of Purchaser.

11.09       Escrow Period; Release from Escrow.  The funds in the General Escrow Account, if any, shall become available for distribution to the Seller on the Release Date.  As soon as reasonably practicable after the Release Date, Parent and Agent shall submit joint written instructions (if necessary) to the Escrow Agent and the Escrow Agent shall pay to the Sellers in accordance with each Seller’s Pro Rata Share any funds remaining in the General Escrow Account subject to the terms and conditions of this Agreement and the Escrow Agreement.  Notwithstanding anything to the contrary herein, any portion of the General Escrow Account subject to any pending but unresolved indemnification claims set forth in a Claim Certificate delivered to the Escrow Agent prior to the Release Date shall only be released by the Escrow Agent and paid to the Sellers, or released to an Indemnified Party (as appropriate), in each case, following resolution of each specific indemnification claim involved.

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11.10       Certain Matters Relating to Indemnification.  Notwithstanding anything to the contrary in this Agreement:

(a)           The amount of any Losses incurred or suffered by any Indemnified Party shall be calculated after giving effect to any insurance proceeds actually received by such Indemnified Party with respect to such Losses, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and related increases in insurance premiums or other chargebacks.  If any insurance proceeds are received by an Indemnified Party with respect to any Losses after the Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party shall pay to the Indemnifying Party the amount of such proceeds up to the amount of the Indemnifying Party’s payment to the Indemnified Party less any of the Indemnified Party’s related costs and expenses of recovering such insurance proceeds, including the aggregate cost of pursuing any related insurance claims and related increases in insurance premiums or other chargebacks.  The Indemnified Party shall seek to recover insurance proceeds or any other amounts from third parties related to any Losses for which indemnification is sought pursuant to this ARTICLE XI only to the extent such Indemnified Party determines, in its sole discretion, that it is commercially reasonable for it to do so.  Otherwise, no Indemnified Party shall have any obligation to seek to recover insurance proceeds or any other amounts from third parties in connection with making an indemnification claim under this ARTICLE XI or thereafter.

(b)           No Party shall be entitled to make any claim for indemnification under this Agreement with respect to and to the extent of any specific item that is included in the determination of the Final Working Capital Amount and accrued for or reserved for on the Closing Statement.

ARTICLE XII
SELLERS’ AGENT

12.01       Appointment of Sellers’ Agent.  Agent is hereby irrevocably appointed the agent and attorney in fact of the Sellers, and the initial Agent hereby accepts such appointment, to take the actions herein: (a) to consummate the transactions contemplated herein and to pay such Seller’s expenses incurred in connection with the negotiation and performance of this Agreement (whether occurred on or after the date of this Agreement); (b) to give and receive notices and communications; (c) to authorize or object to delivery to Parent, Purchaser or any other Purchaser Indemnitee of cash from the Working Capital Escrow Account or  the General Escrow Account or in satisfaction of claims by Parent, Purchaser or any other Purchaser Indemnitee and to distribute any funds payable by Parent or Purchaser under this Agreement that are for the benefit of Sellers which are released from the Working Capital Escrow Account and the General Escrow Account for the benefit of the Sellers pursuant to the provisions of this Agreement; (d) to deduct and/or hold back any funds that may be payable to any Seller pursuant to the terms of this Agreement and the Escrow Agreement in order to pay any amount that may be payable by such Seller hereunder, in each case on a basis consistent with their Pro Rata Share; (e) to make any determinations, agree to, negotiate, enter into settlements and compromises of, any matters contemplated by this Agreement, including in connection with the determination or the adjustment of, or any other matter pertaining to, the Purchase Price or any Earn-Out Payment except for any breach by a Seller hereunder for which recovery sought may be beyond the General Escrow Amount; (f) to assert any claim to recover Losses of Sellers or other Seller Indemnitees, including claims related to Pre-Closing Taxes pursuant to ARTICLE X or for indemnification pursuant to ARTICLE XI; (g) to execute and deliver on behalf of such Seller any amendment or waiver to the terms of this Agreement or the Stock Purchase Agreement; (h) to retain funds for reasonably anticipated expenses and liabilities and to disburse funds to third parties for expenses and liabilities; (i) to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing; and (j) to do each and every act and exercise any and all rights which such Seller, or any or all of the Sellers collectively, are permitted or required to do or exercise under this agreement, provided that such Seller (and not Agent) shall control any and all claims against such Seller for breaches of such Seller’s representations and warranties set forth in ARTICLE III or any covenant of such Seller hereunder if not completely covered by the General Escrow Amount (and, as applicable, any Earn-Out Payment).  A decision, act, consent or instruction of Agent shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each such Seller, and the Escrow Agent, Parent and Purchaser may rely upon any decision, act, consent or instruction of Agent as being the decision, act, consent or instruction of each and every such Seller.  The Escrow Agent, Parent and Purchaser are hereby irrevocably relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Agent.  All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Sellers as a matter of contract Law.  This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Seller or by operation of Law.  A new Agent may be designated by the holders at Closing of a majority in interest of the Purchased Units upon not less than ten days’ prior written notice to Parent.  No bond shall be required of Agent, and Agent shall receive no compensation for its services from Parent, Purchaser or any of their Affiliates after the Closing.  Notices or communications to or from Agent shall constitute notice to or from each of the Sellers.  Each Seller hereby agrees to receive correspondence from Agent, including by e-mail transmission to any e-mail address set forth in the notice provisions of this Agreement or subsequently provided to Agent by such Seller.

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12.02       Liability of Agent.  Agent shall not be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Sellers shall jointly and severally indemnify and hold the  Agent harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the  Agent and arising out of or in connection with the acceptance or administration of its duties hereunder.

12.03       Reimbursement of Expenses; Payment.  Upon the release of the General Escrow Amount, Agent shall be entitled to reimbursement of all reasonable expenses incurred by him or it in connection with fulfilling his or its duties as set forth in this Agreement from the General Escrow Account, but only to the extent of the General Escrow Amount that remains available for distribution after satisfaction of all obligations to Purchaser Indemnitees (including any potential obligations and pending claims set forth in any Claim Certificate) pursuant to ARTICLE XI hereof.

ARTICLE XIII
MISCELLANEOUS

13.01       No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and the Indemnified Parties pursuant to ARTICLE XI; provided that, notwithstanding the foregoing, the Debt Financing Sources (and their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) are express third party beneficiaries of this Section 13.01, Section 13.04, Section 13.06(a), Section 13.07 and Section 13.16.

13.02       Entire Agreement.  This Agreement and the Ancillary Agreements (including the documents and schedules referred to herein and therein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

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13.03       Succession and Assignment.  This Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.  Except as provided in the preceding sentence, neither this Agreement nor any of the rights, interests or obligations of any Seller under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Seller without the prior written consent of Parent, and any such assignment without such prior written consent shall be null and void, except that each of the Purchaser and Parent may assign its rights hereunder to the Debt Financing Sources, provided that such assignment shall not relieve Purchaser and Parent of their respective obligations hereunder.

13.04       Amendments and Waivers.  Prior to the Closing, no amendment, modification or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Seller, Company, and Parent; provided, however, that any waiver by a Party of a closing condition for its benefit pursuant to Sections 8.01, 8.02 and 8.03 shall only require a writing signed by such Party.   None of Section 13.01, this Section 13.04, Section 13.04, Section 13.06(a), Section 13.07 and Section 13.16 shall be amended, modified, changed or waived in any way that would be adverse to the Debt Financing Sources unless such amendment or modification shall have been consented to in writing by the Debt Financing Sources.   After the Closing, no amendment, modification or waiver  of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Agent, Parent and Purchaser.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.05       Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) when delivered, if personally delivered; (b) when receipt is confirmed if faxed (with hard copy to follow via first class mail, postage prepaid, or overnight courier); or (c) on the next Business Day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:

If to Parent or Purchaser:

Aceto Corporation
4 Tri Harbor Court
Port Washington, NY  11050
Attention: Steven S. Rogers, Senior VP & General Counsel
Telephone: 516.478.9514
Facsimile: 516.478.9814

With a copy to (which shall not constitute notice):

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020-1104
Attention:  Daniel J. Eisner, P.A.
Telephone:  212.335.4575
Facsimile:  212.884.8475

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If to Agent:

Chris Dungan
1211 West Noyes Street
Arlington Heights, Illinois 60005
Telephone; 847.392.3776

With a copy to (which shall not constitute notice):

Ungaretti & Harris LLP
70 West Madison Street, Suite 3500
Chicago, Illinois 60602
Attention: Barry J. Shkolnik
Telephone: 312.977.4386
Facsimile: 312.977.4405

13.06       GOVERNING LAW; ARBITRATION.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.  SUBJECT TO SECTION 13.06(B), THE PARTIES HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY UNITED STATES FEDERAL COURT IN THE STATE OF NEW YORK OR ILLINOIS FOR ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND WAIVE ANY CLAIM THAT THIS VENUE IS AN INCONVENIENT FORUM.

(b)          Except for disputes to be resolved by the Accounting Firm pursuant to Sections 2.04(c) and 2.06(d), all disputes relating to this Agreement arising after the Closing Date shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or any other individual or organization on which the Parties agree in writing.  Notwithstanding the above, any Party may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration.  The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration.  It is understood that all Parties are hereby waiving the right to a jury trial.  The arbitration shall be initiated in Chicago Illinois or New York, New York, or such other venue as the Parties may agree, and shall be administered by AAA under its Commercial Arbitration Rules before a single arbitrator mutually agreed upon by the Parties hereto.  If the Parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA.   Each Party shall be entitled to take three depositions, engage in document discovery, propound interrogatory requests and to take any other discovery as is permitted by the arbitrator.  In determining the extent of discovery, the arbitrator shall exercise discretion.  The arbitrator shall render an award which conforms to the facts, as supported by competent evidence (except that the arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of New York or such other jurisdiction as the Parties may agree.  The cost of arbitration shall be borne equally by the Parties; however, the arbitrator shall have the power, in his discretion, to award some or all of the costs of arbitration and reasonable attorneys’ fees to the prevailing Party.  Any Party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

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13.07       WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

13.08       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

13.09       Remedies.  Each of the Parties acknowledges and agrees that each of the Parties would be damaged irreparably in the event any of the provisions of Sections 6.06 or 7.03 of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the provisions of Sections 6.06 or 7.03 of this Agreement and to enforce specifically Sections 6.06 or 7.03 of this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.  Each Party hereby agrees that should any other Party institute any action or proceeding for injunctive or similar equitable relief to enforce the provisions of Sections 6.06 or 7.03, such Party waives and agrees not to assert the claims or defenses that the other Party has an adequate remedy at law or that such Party will not suffer irreparable damage.  All remedies hereunder shall be cumulative.

13.10       Construction.  The Parties have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.  The recitals, annexes, exhibits, schedules and other attachments hereto identified in this Agreement are incorporated herein by reference and made a part hereof.

13.11       Interpretation.  (a) Any capitalized terms used in any schedule or exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement, (b) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (c) the terms “hereof,” “herein,” “hereof,” “hereto” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (d) section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified; (e) the terms “includes,” “including” and similar terms shall be deemed to mean “including, without limitation,”; (f) the use of “or” is not intended to be exclusive, unless expressly indicated otherwise; (g) reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (h) reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (i) for the avoidance of doubt, any subtraction of a negative number or amount hereunder shall be equal to the addition of the absolute value of such negative number or amount.

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13.12       Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.13       Expenses.  Seller or the Company (prior to the Closing) on the one hand, and Parent, Purchaser or the Company (after the Closing) on the other hand shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of the Parties’ respective obligations hereunder and the consummation of the Transaction and the other transactions contemplated by this Agreement, except as otherwise expressly provided herein.

13.14       Electronic Delivery; Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement and each other agreement or instrument entered into in connection herewith and any amendments hereto, to the extent signed and delivered by means of facsimile or other electronic transmission (including .pdf files), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No Party to any such agreement or instrument shall raise the use of facsimile or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile or other electronic transmission as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

13.15       Provisions Respecting Legal Representation.  Each of Parties hereto agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Ungaretti & Harris LLP has served as counsel to the Company, on the one hand, and the Sellers or any of their respective Affiliates (other than the Company), on the other hand, in connection with negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Ungaretti & Harris LLP (or any successor thereof) may serve as counsel to the Sellers or any Affiliate of the Sellers in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation, and each of the Parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

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13.16       Debt Financing Sources.  Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (i) agrees that it will not bring or support any Person in any action, suit, Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources (or such Debt Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) (or any of their respective successors or assigns) in any way relating to any debt commitment letter to which Purchaser or any of its Affiliates is a party, this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to any documents related thereto or hereto or the performance thereof or hereof or the financings contemplated by any such debt commitment letter, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York (which shall be the exclusive venue for any such action, suit, proceeding, cause of action, claim, cross-claim or third party action) and waives any object any of them may have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action, suit, Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity in any such court; (ii) agrees that, all action, suit, Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity against any of the Debt Financing Sources (or such Debt Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) (or any of their respective successors or assigns) in any way relating to any debt financing to be provided to the Purchaser or its Affiliates by the Debt Financing Sources or any of the agreements or documents relating to or entered into in connection with such debt financing or the performance of any services thereunder or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to any debt financing provided by the Debt Financing Sources to the Company, Purchaser or its Affiliates. Notwithstanding anything to the contrary contained in this Agreement, (A) none of the Agent, the Sellers, the Company and any of their respective employees, officers, directors, stockholders or Affiliates shall have any rights or claims against any Debt Financing Source (or such Debt Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) (or any of their respective successors or assigns) in respect of any dispute arising out of or relating in any way to this Agreement, the transactions contemplated by this Agreement, any financing agreement between the Debt Financing Sources and Purchaser or its Affiliates, or the performance thereof or hereof or the financings contemplated thereby or hereby, whether in law or in equity, in contract or in tort or otherwise, and (B) no Debt Financing Source (or such Debt Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) (or any of their respective successors or assigns) shall have any liability (whether in contract, in tort or otherwise) to any of the Agent, the Sellers, the Company or any of their respective employees, officers, directors, stockholders or Affiliates for any obligations or liabilities of any party hereto under any debt financing provided or to be provided to the Company, Purchaser or its Affiliates by the Debt Financing Sources, any of the agreements or documents relating to or entered into in connection with such debt financing or the performance of any services thereunder or the performance thereof or the financings contemplated thereby, or this Agreement, or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to such financing provided or to be provided by Debt Financing Sources, whether at law or equity, in contract, in tort or otherwise.  For the avoidance of doubt, nothing herein shall in any way limit or modify (a) the rights and obligations of Parent and Purchaser and the Debt Financing Sources under the commitment and other financing agreements among the Parent, Purchaser and Debt Financing Sources, or (b) at any time the Debt Financing Sources have become parties to this Agreement in accordance with Section 13.03 or have otherwise acquired or succeeded to the interests of Parent or Purchaser under this Agreement and as such are exercising their rights and remedies hereunder or with respect hereto against the Sellers, the rights of the Sellers to pursue defenses against any claims asserted by the Debt Financing Sources, in their capacity as parties to this Agreement or as aforesaid, against the Sellers.

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IN WITNESS WHEREOF, Sellers, the Company, Parent, Purchaser and Agent have caused this Agreement to be executed as of the date first written above.

SELLERS:

THE ASCHENBRAND AND O’BRIEN
FAMILY TRUST, DATED MARCH 21, 2001

By:
Name: Bryan Aschenbrand
Title: Trustee

DUSHYANT CHIPALKATTY

CHRIS DUNGAN

COMPANY:

PACK PHARMACEUTICALS, LLC

By:
Name:
Title:

AGENT:

CHRIS DUNGAN

Signature Page to Membership Interest Purchase Agreement

PURCHASER:

RISING PHARMACEUTICALS, INC.

By:
Name:
Title:

PARENT:

ACETO CORPORATION

By:
Name:
Title:

Signature Page to Membership Interest Purchase Agreement